Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 6, 2026,

AMONG

VERTEX PHARMACEUTICALS INCORPORATED,

CLARK MERGER SUB, INC.

AND

CRINETICS PHARMACEUTICALS, INC.

ii

Exhibits

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2026 (this “Agreement” and, such date, the “Agreement Date”), by and among Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Parent”), Clark Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Crinetics Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), except as provided in this Agreement, shall be converted in the Merger into the right to receive a cash amount equal to the Merger Consideration, without interest thereon and subject to any applicable Tax withholding;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger and the other transactions contemplated pursuant to this Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved and declared advisable the Merger, this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) directed that this Agreement be submitted for adoption by the holders of Company Common Stock and (iv) recommended the adoption of this Agreement by the holders of Company Common Stock;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved and declared advisable the Merger and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has directed that this Agreement be submitted for adoption by Vertex Holdings U.S. II LLC, a Delaware limited liability company (“Holdings”), as sole stockholder of Merger Sub, and recommended that Holdings, as sole stockholder of Merger Sub, adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities.

“Book-Entry Shares” means shares of Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York or San Diego, California.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any Person that, together with the Company, is, or was at the relevant time, treated as a single employer under Section 414 of the Code or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Company Benefit Agreement” means each employment, compensation, consulting, severance, retention, change in control, termination or similar agreement or arrangement between the Company or a Company Subsidiary, on the one hand, and any current or former employee, director or individual service provider of the Company or a Company Subsidiary, on the other hand (but excluding any Company Benefit Plan).

“Company Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, fringe benefit or other employee benefits plan, policy, program, arrangement or understanding, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former director, officer, service provider or employee of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any liability or obligation, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or (ii) any plan, policy, program, arrangement or understanding mandated by applicable Law.

“Company Employee” means each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who continues employment with Parent or the Surviving Corporation or any of their respective subsidiaries or Affiliates as of immediately following the Effective Time.

“Company ESPP” means the Company’s 2018 Employee Stock Purchase Plan.

“Company Intellectual Property” means Intellectual Property that is owned by, purported to be owned by, exclusively licensed to, or purported to be exclusively licensed to the Company or a Company Subsidiary.

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that (i) has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents the Company from consummating the Transactions on or before the Outside Date; provided that, for purposes of clause (i) none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that relates to, results from or arises in connection with the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, and none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that relates to, results from or arises in connection with the following, either alone or in combination, shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent relating to, resulting from or arising in connection with (A) general conditions (or changes therein) in the industries in which the Company and the Company Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default or similar event or occurrence affecting a national or federal government, tariffs, trade policies or sanctions, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, cyber-intrusion or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, or any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions or any loss of, or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company or any Company Subsidiary (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers of the Company or any Company Subsidiary (provided that this clause (G) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement, pendency or consummation of the Transactions), (H) any actions taken or not taken as required or specifically permitted by the Agreement, (I) any actions taken or not taken by the Company or a Company Subsidiary at Parent’s written (including email) request or with Parent’s written (including email) consent, (J) (1) any results, outcomes, data, adverse events or side effects arising from any clinical trials being conducted by or on behalf of the Company or either Company Subsidiary or any competitor of the Company or either Company Subsidiary (or the announcements thereof), (2) results of meetings with the FDA or other Governmental Entity (including any minutes of, or communications from, any Governmental Entity in connection with such meetings), (3) the determination by, or the delay of a determination by, the FDA or any other applicable Regulatory Authority, or any panel or advisory body empowered or appointed thereby, with respect to a clinical hold, acceptance, filing, designation (including de-designation for the accelerated approval pathway), approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance, or requirement to conduct additional clinical studies or trials, with respect to any of the Company’s or any Company Subsidiary’s or any competitor’s product candidates or (4) FDA approval (or other clinical or regulatory developments), market entry or pending market entry of any product competitive with or related to any of the products or product candidates of the Company or any Company Subsidiary, or any guidance, announcement or publication by the FDA or other applicable Governmental Entity relating to any product candidates of the Company, any Company Subsidiary or any competitor, (K) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, industry associations, licensing or accreditation bodies or payors, or any Regulatory Authority or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to any products or product candidates of the Company or any Company Subsidiary, or any competitors or potential competitors of the Company or any Company Subsidiary, or the pricing, reimbursement or payor coverage thereof, (L) any manufacturing or supply chain disruption affecting the Company’s or any Company Subsidiary’s products, product candidates or preclinical or clinical studies, or (M) the availability of, or cost of, equity, debt or other financing to Parent or Merger Sub, except (x) in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case, solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect), and (y) in the case of clause (J), (K) or (L), to the extent such change, event, condition, development, circumstance, state of facts, effect or occurrence results from fraud or willful misconduct by the Company or either Company Subsidiary.

“Company Products” means Paltusotine and Atumelnant.

“Company RSU” means any restricted stock unit of the Company granted under a Company Stock Plan.

“Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan other than rights under the Company ESPP.

“Company Stock Plans” means the Company’s 2018 Incentive Award Plan, 2015 Stock Incentive Plan and 2021 Employment Inducement Incentive Award Plan, each as amended from time to time.

“Company Subsidiary” means any direct or indirect subsidiary of the Company.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board) of the assets of the Company and the Company Subsidiaries, taken as a whole or (B) 20% or more of the aggregate voting power of the capital stock of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions, (iii) any sale of, or sale of rights to, or license of, or joint venture or partnership with respect to, any product(s) or product candidate(s) of the Company or the Company Subsidiaries resulting in the transfer or disposition of 20% or more (based on the fair market value thereof, as determined by the Company Board) of the assets or business of the Company and the Company Subsidiaries, taken as a whole (other than a non-exclusive and non-material license granted by the Company or a Company Subsidiary in the ordinary course of business consistent with past practice), or (iv) any combination of the foregoing.

“Consent” means any consent, approval, license, permit, order or authorization.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries is a party or by which any of their respective properties or assets is bound.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security (including with respect to any Personally Identifiable Information) all applicable (i) Laws (including, as applicable, (a) the General Data Protection Regulation (Regulation (EU) 2016/679), (b) the Privacy and Electronic Communications Directive 2002/58/EC, (c) the Health Insurance Portability and Accountability Act of 1996, and (d) the U.S. Department of Justice’s rule on “Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons” (28 C.F.R. Part 202)), (ii) policies published by the Company, (iii) industry-self regulatory principles and codes of conduct that are binding on the Company and (iv) Contracts to which the Company is bound.

“Debt Financing Entities” means each lender, arranger, agent, underwriter, initial purchaser, purchaser, syndicate member or any other Person that has committed to place, purchase, backstop, amend, extend, refinance, or otherwise participate in the Debt Financing, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including any definitive agreements) relating thereto and their respective Affiliates, officers, directors, employees, agents, advisors and representatives and their respective successors and assigns.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“DOJ” means the U.S. Department of Justice.

“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to (a) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources or (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

“Federal Health Care Programs” means the Medicare, Medicaid, 340B Drug Pricing Program, and TRICARE programs and any other state or federal government health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“Fraud” means, with respect to a Party to this Agreement, an intentional and willful misrepresentation or omission constituting fraud under Delaware common law by such Party in the making of an express representation or warranty contained in this Agreement.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Good Clinical Practices” means, with respect to the Company, standards for clinical trials for pharmaceuticals or biologics (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56, 312 and 601), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Regulatory Authority in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell any product or product candidate of the Company or the Company Subsidiaries after receipt of Regulatory Authorization.

“Good Laboratory Practices” means, with respect to the Company, standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Part 58), as amended from time to time, and such standards of good laboratory practices as are required by Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell any product or product candidate of the Company or the Company Subsidiaries after receipt of Regulatory Authorization.

“Good Manufacturing Practices” means, with respect to the Company, standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 210, 211, 314 and 600), as amended from time to time, and such standards of good manufacturing practices as are required by Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell any product or product candidate of the Company or the Company Subsidiaries after receipt of Regulatory Authorization, to the extent such standards are not less stringent than in the United States.

“Governmental Entity” means any national, federal, state, provincial, local or other government, domestic or foreign, or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, in each case, of competent jurisdiction.

“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in any Environmental Law.

“Health Laws” means any Law applicable to the Company or a Company Subsidiary the purpose of which is to ensure the safety, efficacy and quality of medicines, biologics or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products, including, as applicable (i) the FDCA and the regulations promulgated thereunder, (ii) the Public Health Service Act (42 U.S.C. § 262), and the regulations promulgated thereunder (including those pertaining to Good Clinical Practices, Good Laboratory Practices, and Good Manufacturing Practices), (iii) federal and state fraud and abuse Laws, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the False Claims Act (31 U.S.C. §§ 3729-3733), the Exclusion Laws and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§ 3801-3812), and the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), (iv) federal and state Laws governing pricing, price reporting and participation in government healthcare programs including Titles XVIII and XIX of the Social Security Act (Medicare and Medicaid), the Medicaid Drug Rebate Program (42 U.S.C. § 1396r‑8), the 340B Drug Pricing Program (42 U.S.C. § 256b), the VA/Federal Supply Schedule (38 U.S.C. § 8126) and any other Federal Health Care Program, (v) the Prescription Drug Marketing Act and sample‑distribution/PDMA requirements, (vi) to the extent applicable, the Controlled Substances Act and DEA regulations, and state drug distribution, manufacturer, and wholesaler licensing Laws, (vii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated thereunder and comparable state Laws, and (viii) the federal Physician Payment Sunshine Act and state equivalents, and, in each case (i) through (viii), any comparable or equivalent Laws of any non-U.S. jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all rights, title and interest in intellectual property and rights in confidential information, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (iv) all material Internet domain names, (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice) and invention disclosures, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, that are not available in the public domain or are otherwise proprietary or confidential (collectively, “Trade Secrets”) and (vi) all other intellectual property rights throughout the world.

“Intervening Event” means any event, change, effect, development, condition or occurrence material to the Company and the Company Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the Company Board as of the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) the announcement or pendency of this Agreement or the Transactions, (ii) changes in the market price or trading volume of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (iii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to the foregoing may be taken into account in determining whether there has been an Intervening Event), or (iv) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“IRS” means the United States Internal Revenue Service, or any successor agency thereto.

“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.

“knowledge” means in the case of the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, (i) inclusion and availability in the virtual data room hosted on Ideals in connection with the Transactions or (ii) having been made available in unredacted form in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC two (2) Business Days prior to the Agreement Date.

“Nasdaq” means The Nasdaq Global Select Market.

“Parent Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that prevents, materially delays or materially impairs the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger and the other Transactions on or before the Outside Date.

“Permitted Lien” means (a) a Lien securing indebtedness for borrowed money, (b) a defect or irregularity in title (except if such Lien relates to Company Intellectual Property), (c) an easement or right-of-way, (d) a Lien for Taxes (i) not yet due and payable or (ii) being contested in good faith through appropriate Proceedings and for which appropriate reserves have been made in accordance with GAAP, (e) licenses, other grants of rights to use or obligations with respect to Intellectual Property granted in the ordinary course of business and/or (f) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personally Identifiable Information” means any data or information that is considered or otherwise defined as “personal data,” “personal information,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, complaint, demand or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA, with responsibility for granting any Regulatory Authorizations with respect to any product or product candidate of the Company or the Company Subsidiaries.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including any investigational new drug applications, new drug applications, biologics license applications, and those required to distribute, market, store, and sell any products in the United States, including, as applicable, drug distribution, manufacturer, and wholesaler licenses.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“SEC” means the United States Securities and Exchange Commission.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets of the Company and the Company Subsidiaries, taken as a whole, on terms and conditions that the Company Board determines, in good faith, after consultation with outside counsel and an independent financial advisor, are more favorable to the stockholders of the Company than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement irrevocably committed to in writing by Parent pursuant to Section 5.02(b)) as the Company Board deems relevant.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, election, certificate, forms and information returns relating to Taxes, and any attachments thereto or amendment thereof, filed or required to be filed with any Tax Authority.

“Taxes” means any federal, state, local, non-U.S., or other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges imposed, assessed, or collected by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Willful Breach” means a material breach of or material failure to perform any representation, warranty, covenant or obligation set forth in this Agreement, in each case, that is the consequence of an intentional act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach of or material failure to perform a representation, warranty, covenant or obligation set forth in this Agreement.

SECTION 1.02   Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company

Disclosure Letter, that such amendment, supplement or other modification has been made available to Parent and is also listed in the Company Disclosure Letter, (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (vi) references from or through any date means, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m., Eastern Time, on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II
THE MERGER

SECTION 2.01   The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 2.02   Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages on a date to be specified by Parent and the Company, which date shall be as soon as practicable (but in no event later than the second Business Day) following the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Merger Closing, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

SECTION 2.03   Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, immediately following the Merger Closing, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 2.04    Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in Section 259 of the DGCL.

SECTION 2.05    Certificate of Incorporation and Bylaws.

(a)          At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 6.05.

(b)          The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law, subject to Section 6.05, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 2.06    Directors and Officers.

(a)       The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)       The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c)        The Company shall cause each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating their resignation as a member of the Company Board, conditioned upon and to be effective as of the Effective Time.

SECTION 2.07   Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)          Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)         Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that (i) is owned by the Company or a Company Subsidiary immediately prior to the Effective Time or (ii) is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time shall no longer be outstanding and, in each case, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)         Conversion of Other Company Common Stock. Except as provided in Sections 2.07(b) and 2.07(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $85.00 in cash, without interest thereon (the “Merger Consideration”), subject to any applicable Tax withholding. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.08(b), less any applicable Tax withholding. For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or a Company Subsidiary or other similar restrictions on shares of Company Common Stock shall lapse in full and will be of no further force or effect, and all shares of Company Common Stock shall be fully vested as of the Effective Time.

(d)       Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.07(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.07(c), less any applicable Tax withholding, and shall no longer be Appraisal Shares. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, any withdrawals of demands for appraisal of any shares of Company Common Stock and any other documents sent to the Company pursuant to Section 262, and Parent shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.08    Payment of Merger Consideration.

(a)        Paying Agent. Prior to the Effective Time, Parent shall designate Computershare Trust Company, N.A. to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock. Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent, at or substantially concurrently with the Effective Time, cash sufficient to pay the Merger Consideration in respect of the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.07(c) (such cash being hereinafter referred to as the “Payment Fund”).

(b)          Payment Procedure. As promptly as reasonably practicable (but in no event later than two (2) Business Days) after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail (i) to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 2.07 a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) to each holder of Certificates or holder of Book-Entry Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.07, instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of Company Common Stock theretofore represented by such Certificate pursuant to Section 2.07, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 2.08(b) under any circumstances. Until surrendered as contemplated by this Section 2.08(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.07. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)         Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable (but in no event later than two (2) Business Days) after such receipt by the Paying Agent to each such holder of record as of the Effective Time, the Merger Consideration, less any applicable tax withholding, per Book-Entry Share to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d)         Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e)          No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(f)        Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 2.08, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares, less any applicable Tax withholding.

(g)          Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to Parent or its designated Affiliate, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II shall thereafter look only to Parent or any successor-in-interest of Parent for payment of its claim for Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

(h)         No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II.

(i)        Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that (i) such investments must be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively and (ii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Nothing contained in this Section 2.08(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the stockholders of the Company to receive the Merger Consideration. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Merger Consideration pursuant to Section 2.07(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j)        Withholding Rights. Each of the Company, the Surviving Corporation, Parent, the Paying Agent and any other withholding agent shall be entitled to deduct and withhold from the amounts otherwise payable to any former holder of Company Common Stock, Company Stock Options or Company RSUs pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Amounts so deducted or withheld and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock, Company Stock Options or Company RSUs in respect of whom such deduction or withholding was made. Parent shall use reasonable best efforts to cooperate with the payee to mitigate and reduce such withholding to the extent permitted by applicable Tax Law.

SECTION 2.09    Equity Awards.

(a)         As of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each Company Stock Option that is then outstanding shall be canceled and, if such Company Stock Option has a per share exercise price less than the Merger Consideration, the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock underlying such Company Stock Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company Stock Option, without interest and less any applicable Tax withholding (the “Company Stock Option Consideration”). Any Company Stock Option that has an exercise price that equals or exceeds the Merger Consideration shall be canceled for no consideration at the Effective Time. Parent shall cause the Surviving Corporation to pay the Company Stock Option Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time).

(b)         As of immediately prior to the Effective Time, each Company RSU that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding shall be canceled and the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock underlying such Company RSU, an amount in cash equal to the Merger Consideration, without interest and less any applicable Tax withholding (the “Company RSU Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time); provided that with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such Company RSU Consideration shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c)          The Company shall take all actions with respect to the Company ESPP that are necessary to provide that (i) no new offering period shall be commenced under the Company ESPP prior to the Effective Time, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP during the current offering period from those in effect as of the Agreement Date, (iii) no individual participating in the Company ESPP shall be permitted to make separate non-payroll contributions to the Company ESPP, (iv) no individual shall commence participation in the Company ESPP during the period from the Agreement Date through the Effective Time, (v) each outstanding purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for the current offering period and (y) the date that is no later than ten (10) Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of Company Common Stock returned to the participant) and (vi) immediately prior to the Effective Time, the Company ESPP shall terminate.

(d)       Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plans or the Company ESPP) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.09. The Company shall provide that, on and following the Effective Time, no holder of any Company Stock Option or Company RSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time.

SECTION 2.10    Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC and publicly available at least two (2) Business Days prior to the Agreement Date (the “Filed Company SEC Documents”) (but excluding in the case of this clause (i) any risk factor disclosure under the headings “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained in such Filed Company SEC Documents; provided that any factual information contained within such disclosure shall not be excluded) or (ii) set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article III to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01    Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the Agreement Date (as so amended, the “Company Charter”), and the bylaws of the Company, as amended to the Agreement Date (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in material violation of any of the provisions of the Company Charter and is not in material violation of any of the provisions of the Company Bylaws.

SECTION 3.02    Capital Structure.

(a)         The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on July 1, 2026 (the “Measurement Date”), (i) 105,840,233 shares of Company Common Stock were issued and outstanding, (ii) 34,843 shares of Company Common Stock were held by the Company in its treasury, (iii) 14,513,669 shares of Company Common Stock were subject to outstanding Company Stock Options, with a weighted average exercise price of $31.38 per share, (iv) 2,775,411 shares of Company Common Stock were subject to outstanding Company RSUs, (v) 9,723,477 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Stock Plans, (vi) 2,615,128 shares of Company Common Stock were available for issuance under the Company ESPP, (vii) 35,728 shares of Company Common Stock were subject to outstanding rights under the Company ESPP and (viii) 0 shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. As of the Measurement Date, no outstanding shares of Company Common Stock are subject to vesting or any right of repurchase by the Company. From the Measurement Date until the Agreement Date, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of purchase rights under the Company ESPP, the exercise of Company Stock Options or settlement of Company RSUs in accordance with their terms. All Company Stock Options and Company RSUs have been granted under the Company Stock Plans.

(b)         All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)         As of the Agreement Date, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(d)        Except as set forth in Section 3.02(a) (including, for the avoidance of doubt, the issuance of Company Common Stock upon the exercise of purchase rights under the Company ESPP, the exercise of Company Stock Options or settlement of Company RSUs in accordance with their terms, in each case since the Measurement Date), as of the Agreement Date, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company. No shares of Company Common Stock are held by any Company Subsidiary.

(e)         As of the Agreement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (i) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (ii) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans or non-plan inducement award and (iii) the acquisition by the Company of Company Stock Options and Company RSUs in connection with the forfeiture of such awards.

(f)       All Company Stock Options and Company RSUs are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of Company Common Stock covered thereby, the exercise price, exercise period, vesting schedule, vesting terms and expiration date applicable thereto.

(g)        Section 3.02(g) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options and Company RSUs, as of the Measurement Date, indicating for each such Company Stock Option or Company RSU: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of vested and unvested shares of Company Common Stock subject thereto and (iv) for each Company Stock Option, the exercise price. Each Company Stock Option and Company RSU (A) was issued in accordance with all applicable Laws and the terms of the Company Stock Plan under which it was granted and (B) is not subject to Section 409A of the Code. The Company has made available to Parent complete and accurate copies of all Company Stock Plans pursuant to which Company Stock Options and Company RSUs have been issued and forms of award agreement evidencing Company Stock Options and Company RSUs. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

SECTION 3.03    Subsidiaries; Equity Interests.

(a)          Other than the Company Subsidiaries, the Company has no subsidiaries. The Company owns all of the capital stock in each Company Subsidiary. Other than the capital stock owned by the Company, there are no outstanding shares of capital stock of any Company Subsidiary or any options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of any Company Subsidiary. Except for its interest in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person. All outstanding shares of capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of any Company Subsidiary are reserved for issuance or are subject to vesting or any right of repurchase by such Company Subsidiary. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of any Company Subsidiary.

(b)         There are no bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of capital stock of any Company Subsidiary may vote by virtue of their ownership thereof.

(c)         There are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound (i) obligating the Company or a Company Subsidiary to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in a Company Subsidiary, (ii) obligating the Company or a Company Subsidiary to issue, grant or enter into any such option, warrant, security, unit, right or Contract with respect to the arrangements described in the immediately foregoing clause (i), (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of shares of capital stock of a Company Subsidiary or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of a Company Subsidiary.

(d)         Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company Subsidiary (i) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (ii) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)         True and complete copies of the certificate of incorporation, bylaws, or similar organizational documents, in each case as amended to the Agreement Date, of each of the Company Subsidiaries have been made available to Parent.

SECTION 3.04    Authority; Execution and Delivery; Enforceability.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 4.08 are true and correct and subject to the adoption of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.08 are true and correct and subject to receipt of the Company Stockholder Approval, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, and assuming the representations and warranties set forth in Section 4.08 are true and correct, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b)          The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the Merger and the other Transactions are fair to and in the best interest of the Company and its stockholders, (ii) duly authorizing and approving and declaring advisable the Merger, this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) directing that this Agreement be submitted for adoption by the holders of Company Common Stock and (iv) recommending the adoption of this Agreement by the holders of Company Common Stock (the recommendation set forth in subclause (iv) of this Section 3.04(b), the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.

SECTION 3.05    No Conflicts; Consents.

(a)         The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company or a Company Subsidiary under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any Material Contract to which the Company or a Company Subsidiary is a party or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Judgment or, assuming the representations and warranties set forth in Section 4.08 are true and correct, any Law, in either case, that is applicable to the Company or a Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)         No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company or a Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of any other Antitrust Laws, (iii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or a Company Subsidiary is qualified to do business, (v) such filings as may be required under the rules and regulations of Nasdaq and (vi) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.06    SEC Documents; Undisclosed Liabilities.

(a)        Since January 1, 2024, the Company has filed all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on a timely basis pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the Agreement Date, the “Company SEC Documents”). As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(b)          As of their respective SEC filing dates, each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act and the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated by the SEC thereunder, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that (i) the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document and (ii) no representation is made as to the accuracy of any forward-looking statements.

(c)          The audited annual consolidated financial statements and the unaudited quarterly condensed consolidated financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal and recurring year-end adjustments).

(d)          Except as reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2025 or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet” and the date of such balance sheet, the “Company Balance Sheet Date”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, (ii) liabilities that are executory performance obligations arising under Contracts to which the Company or a Company Subsidiary is a party (other than to the extent arising from a material breach thereof by the Company or a Company Subsidiary), (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)         The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (i) are designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) are effective in all material respects to perform the functions for which they were established. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 to the Agreement Date, neither the Company has identified nor the Company’s auditors have identified to the Company, the Company Board or the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(f)         The Company and the Company Subsidiaries have not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) or Regulation S-K under the Exchange Act).

SECTION 3.07  Proxy Statement. Each document required to be filed by the Company with the SEC in connection with the Transactions, including the Proxy Statement, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time filed with the SEC, at the time first published, distributed or otherwise disseminated to the Company’s stockholders, and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 3.08    Absence of Certain Changes or Events.

(a)         From the Company Balance Sheet Date to the Agreement Date, there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         From the Company Balance Sheet Date to the Agreement Date, the Company and the Company Subsidiaries have conducted their business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:

(i)          any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company or the Company Subsidiaries;

(ii)         any split, combination or reclassification of any capital stock of the Company or the Company Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or the Company Subsidiaries;

(iii)        except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect as of the Company Balance Sheet Date or as disclosed in the Filed Company SEC Documents, any granting of any increase in compensation, severance or termination pay, or any entry by the Company or a Company Subsidiary into any employment, consulting, severance or termination agreement, in each case with any employee at the level of Vice President or above;

(iv)       any change in accounting methods, principles or practices by the Company or a Company Subsidiary (other than any immaterial change thereto), except as may have been required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;

(v)       any sale, lease (as lessor), license or other disposition of (including through any “spin-off”), or Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company or a Company Subsidiary except (A) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (B) pursuant to Contracts to which the Company or a Company Subsidiary is a party made available to Parent and in effect prior to the Company Balance Sheet Date or (C) properties or assets having a fair market value of less than $5,000,000 in the aggregate;

(vi)        (A) any sale, assignment, license or transfer of any Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary that is material, individually or in the aggregate, to the business of the Company and the Company Subsidiaries, taken as a whole, except for (x) non-exclusive licenses or rights granted in the ordinary course of business, (y) pursuant to intercompany Contracts between the Company or a Company Subsidiary or (z) pursuant to Contracts to which the Company or a Company Subsidiary is a party and which the Company has made available to Parent or (B) abandonment of any Company Registered Intellectual Property, other than Company Registered Intellectual Property that was at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business;

(vii)    any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other similar manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company) whereby the amount of consideration paid or transferred by the Company and the Company Subsidiaries exceeded $5,000,000 in the aggregate;

(viii)      any filing of or change to a material Tax election, any change to an annual Tax accounting period or any change to a material method of Tax accounting, any filing of an amended material Tax Return, any entry into a material “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), any settlement or compromise of a material Tax liability or refund;

(ix)       any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company or a Company Subsidiary, except for settlements or compromises of non-criminal Proceedings that (A) did not involve the payment of amounts in excess of $2,000,000 by the Company, (B) did not impose any material restriction on the business or activities of the Company or any current or future subsidiaries of the Company or Parent or its current or future subsidiaries, (C) did not involve the admission of wrongdoing by the Company or a Company Subsidiary and (D) did not involve any license, cross license or similar arrangement with respect to any Company Intellectual Property or any product or product candidate of the Company or the Company Subsidiaries; or

(x)          any agreement on the part of the Company or a Company Subsidiary to do any of the foregoing.

SECTION 3.09    Taxes.

(a)         The Company has (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all material Tax Returns required to have been filed by or with respect to the Company or any Company Subsidiary and all such Tax Returns are true and complete in all material respects and (ii) paid, or caused to be paid, in full on a timely basis all material Taxes imposed on or required to be paid by or with respect to the Company or any Company Subsidiary, whether or not shown as due on any such Tax Returns, including any material Taxes required to be withheld, collected or deposited by or with respect to the Company or any Company Subsidiary.

(b)         (i) No deficiency or adjustment for any material Tax has been asserted, contemplated, threatened or assessed by a Tax Authority in writing against the Company or any Company Subsidiary which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and (ii) no audit, examination, investigation, inquiry or other proceeding in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary has been proposed or threatened in writing.

(c)          Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting or similar requirements) with respect to payments made to (or received from) any employee, creditor, independent contractor, stockholder or other third party.

(d)         Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, or as a transferee or successor, or by contract (other than any contract entered into in the ordinary course of business and the primary subject of which is not Tax). Neither the Company nor any Company Subsidiary is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company).

(e)          Since January 1, 2024, neither the Company nor any Company Subsidiary has received written notice of any claim made by a Tax Authority in a jurisdiction where the Company or Company Subsidiary does not file a Tax Return that the Company or Company Subsidiary is subject to taxation by that jurisdiction. The Company and the Company Subsidiaries have not extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any Company Subsidiary, other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)         Neither the Company nor any Company Subsidiary is a party to, bound by or subject to any (i) Tax sharing, Tax allocation or Tax indemnification agreement or similar contract that would have a continuing effect after the Merger Closing Date (other than tax provisions of agreements with third parties, the primary subject matter of which is not Tax, such as licensing or joint development agreements, entered into in the ordinary course of business consistent with past practice), (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), which agreement will be binding on the Company or a Company Subsidiary, as applicable, after the Merger Closing Date or (iii) private letter ruling, technical advice memorandum, field service advice or any similar written agreement or ruling of the IRS or comparable ruling of any Tax Authority.

(g)        Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code either (i) during the two year period ending on the Agreement Date, or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Transactions contemplated by this Agreement.

(h)        Neither the Company nor any Company Subsidiary has been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign Law).

(i)         Neither the Company nor any Company Subsidiary has been, nor will be, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)          Notwithstanding anything to the contrary in this Section 3.09 or otherwise in this Agreement, the Company makes no representation or warranty as to the amount, condition, or availability for use in any taxable period (or portion thereof) after the Merger Closing Date of any of its net operating losses, capital loss, Tax basis, Tax credit carryforwards or other similar Tax attributes.

(k)         Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Merger Closing Date as a result of any (i) change in any method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) prior to the Merger Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) executed prior to the Merger Closing, (iii) installment sale or open transaction made or entered into prior to the Merger Closing, (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business prior to the Merger Closing, (v) intercompany transaction consummated or excess loss account existing on or prior to the Merger Closing Date, in either case described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) made prior to the Merger Closing.

(l)         There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any Company Subsidiary, other than Permitted Liens.

(m)       Neither the Company nor any Company Subsidiary has been a party to any joint venture, partnership or other arrangement that is treated by the parties to such venture, partnership or other arrangement as a partnership for U.S. federal income Tax purposes.

(n)         To the knowledge of the Company, neither the Company nor any Company Subsidiary is a party to or subject to any material Tax exemption, Tax holiday, or other Tax reduction agreement order.

(o)        Neither the Company nor any Company Subsidiary (i) has a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business (within the meaning of the applicable Tax Law of any applicable jurisdiction), or (ii) has otherwise been, or deemed to be, engaged in a trade or business in any jurisdiction, other than its own country of incorporation or formation. Neither the Company nor any Company Subsidiary currently has nor has had nexus (within the meaning of the applicable Tax Law of any applicable state) in any state where the Company or such Company Subsidiary, as applicable, does not currently, or did not at the applicable time, file Tax Returns and pay Taxes that would result in material Taxes owed in such state.

(p)         Neither the Company nor any Company Subsidiary is or has been an “applicable corporation” within the meaning of Section 59(k) of the Code.

(q)         The Company and each Company Subsidiary have conducted all intercompany transactions in material compliance with the principles of Section 482 of the Code (or any corresponding or similar provision of applicable Law). The Company and each Company Subsidiary have complied in all material respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and has maintained in all material respects all necessary documentation in connection with any intercompany transactions in accordance with Section 482 of the Code (or any corresponding or similar provision of applicable Law).

SECTION 3.10    Labor Relations.

(a)       There are no collective bargaining or similar labor union agreements to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound. None of the employees of the Company or a Company Subsidiary is represented by any union with respect to their employment by the Company or a Company Subsidiary.

(b)       Neither the Company nor any Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or a Company Subsidiary. There is no, and since January 1, 2024, there has been no, unfair labor practice charge or complaint or other material Proceeding pending or, to the knowledge of the Company, threatened against the Company or a Company Subsidiary before the National Labor Relations Board or any equivalent state or local Governmental Entity, in each case, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, the Company and each Company Subsidiary has been in compliance with applicable Laws relating to labor and employment, including those relating to wages, hours, benefits, labor and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

(d)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all individuals who have performed services for the Company or a Company Subsidiary since January 1, 2024, and who have been classified as other than employees have been properly classified. All employees of the Company or a Company Subsidiary are employed in the United States, and none of the written terms and conditions of their employment provide for the application of the Law of any jurisdiction other than the United States.

(e)          As of the Agreement Date, to the knowledge of the Company, no current employee of the Company or a Company Subsidiary who is at the level of Vice President or above intends to terminate their employment.

(f)          Since January 1, 2024, neither the Company nor any Company Subsidiary has engaged in a “mass layoff” or “plant closing” (within the meaning of the Worker Readjustment and Notification Act (29 U.S.C. § 2101)) or term of similar import under any applicable similar Law, and, as of the Agreement Date, the Company and the Company Subsidiaries do not have plans to engage in any mass layoffs, plant closings or term of similar import under any applicable similar Law, within the next six months.

(g)         Since January 1, 2024, none of the Company or a Company Subsidiary is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or a Company Subsidiary that involves allegations relating to sexual harassment by either (i) an officer of the Company or a Company Subsidiary or (ii) an employee of the Company or a Company Subsidiary at the level of Vice President or above. To the knowledge of the Company, since January 1, 2024, no allegations of sexual harassment have been made against (i) any officer of the Company or a Company Subsidiary or (ii) an employee of the Company or a Company Subsidiary at the level of Vice President or above.

(h)        Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), to the knowledge of the Company, no employee of the Company or any Company Subsidiary is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any Company Subsidiary or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(i)           The Company has made available to Parent a true and complete list of (i) the name of each officer and employee of the Company and the Company Subsidiaries, (ii) each other individual who has accepted an offer of employment made by the Company or the Company Subsidiaries but whose employment has not yet commenced and (iii) the names of each other individual to whom an offer of employment is outstanding by the Company or the Company Subsidiaries, in each case, as of the Agreement Date, together with each such individual’s actual or offered position or function, title, date of hire, location, status as active or inactive and as a U.S. citizen or lawful permanent resident, immigrant or non-immigrant visa status, base pay, bonus target, whether such position is exempt or non-exempt, leave status and expected return to work date.

SECTION 3.11    Employee Benefits.

(a)         Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, of each material Company Benefit Plan and material Company Benefit Agreement.

(b)         With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan or material Company Benefit Agreement, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract to which the Company or a Company Subsidiary is a party with respect thereto, (iii) a current IRS opinion or favorable determination letter related thereto (if any), (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists and (v) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any).

(c)         Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and the Company Subsidiaries (taken as a whole), (i) each Company Benefit Plan and Company Benefit Agreement has been administered in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA and the Code, (ii) there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan or Company Benefit Agreement and (iii) there are no pending or, to the knowledge of the Company, threatened claims in writing (except for individual claims for benefits payable in the normal course of operation), suits or other Proceedings involving any Company Benefit Plan or Company Benefit Agreement, any fiduciary thereof or any service provider thereto.

(d)        Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter as to such qualification or registration from the IRS, has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Law in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (ii) has been established under a standardized prototype plan for which an opinion letter from the IRS has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and the Company Subsidiaries (taken as a whole).

(e)       Neither the Company nor any Company Subsidiary nor any Commonly Controlled Entity sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under or with respect to, (i) any Company Benefit Plan or Company Benefit Agreement that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan, (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f)         Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or a Company Subsidiary, other than (i) for continuation coverage required under Section 4980B(f) of the Code or any state Laws or (ii) COBRA continuation coverage provided to a terminated employee in connection with the execution of a release of claims and disclosed in Section 3.11(a) of the Company Disclosure Letter.

(g)         Neither the execution of this Agreement nor the consummation of the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or individual service provider of the Company or a Company Subsidiary to any new type of compensation or benefit or any increase in the amount of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Benefit Plan or Company Benefit Agreement, (iii) result in any violation of, or default under, any Company Benefit Plan or Company Benefit Agreement, (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan or Company Benefit Agreement, (v) result in any forgiveness in whole or in part of indebtedness with respect to any current or former employee, officer, director, consultant or other service provider of the Company or a Company Subsidiary or (vi) result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or consultant of the Company or a Company Subsidiary under any Company Benefit Plan or Company Benefit Agreement that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h)        Neither the Company nor any Company Subsidiary is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). Each Company Benefit Plan and Company Benefit Agreement that provides “nonqualified deferred compensation” (as defined for purposes of Section 409A of the Code) has been maintained and operated in material compliance with Section 409A of the Code and the applicable Internal Revenue Service regulations and guidance promulgated thereunder.

(i)        With respect to each Company Benefit Plan or Company Benefit Agreement that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-U.S. Company Plan”): (i) all employer and employee contributions to each Non-U.S. Company Plan required by Law or by the terms of such plan have been timely made or, if applicable, accrued in accordance with normal accounting practices; (ii) each Non-U.S. Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no Non-U.S. Company Plan is a defined benefit plan; and (iv) there are no unfunded or underfunded liabilities with respect to any Non-U.S. Company Plan, except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and the Company Subsidiaries (taken as a whole).

SECTION 3.12    Property; Title to Assets.

(a)         Neither the Company nor any Company Subsidiary owns, or has ever owned, any real property. Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and the Company Subsidiaries (taken as a whole), the Company and the Company Subsidiaries (i) have a good and valid leasehold interest in each real property lease to which it is a party, free and clear of all Liens, except (A) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (B) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (C) zoning, building and other similar codes and regulations and (D) Permitted Liens, (ii) have complied with, and, to the knowledge of the Company, each other party has complied with, the terms of all real property leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet (other than leases that expired and were not renewed in the ordinary course of business) or were executed after the date thereof that are material to the business of the Company and the Company Subsidiaries (taken as a whole), and all such real property leases are in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws and (iii) are not in breach or default under any such real property leases, and to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such real property leases.

(b)         The Company and the Company Subsidiaries have good and valid title to all assets (excluding Intellectual Property) owned by each of them as of the Agreement Date, and all of such assets are owned by the Company or a Company Subsidiary free and clear of any Liens (other than Permitted Liens), in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.13    Contracts.

(a)         Except for this Agreement, the Contracts disclosed in and filed as exhibits to the Filed Company SEC Documents in unredacted form, and any purchase, change or work order; Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list, and the Company has made available to Parent true and complete copies, of the following Contracts, in each case that are in effect as of the Agreement Date:

(i)          each Contract that (A) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or (B) is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii)        each Contract to which the Company or a Company Subsidiary is a party that (A) materially restricts the ability of the Company, the Company Subsidiaries or its or their respective Affiliates, including following the Effective Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Effective Time) following the Merger Closing, to compete in any business or with any Person in any geographical area, (B) requires the Company, the Company Subsidiaries or its or their respective Affiliates, including following the Effective Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Effective Time) following the Merger Closing, to conduct any business on a “most favored nations” basis with any third party in any material respect, (C) grants a third party (other than third parties engaged to provide services to the Company, the Company Subsidiaries or its or their respective Affiliates) development, marketing or distribution rights with respect to any product or product candidate of the Company or the Company Subsidiaries, (D) requires the Company or a Company Subsidiary to purchase a minimum quantity of goods or supplies relating to any product or product candidate of the Company or the Company Subsidiaries in favor of any third party, or (E) obligates the Company, the Company Subsidiaries or any of its or their respective Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;

(iii)       each Contract under which any third party licenses or has licensed, or otherwise grants any rights to use (including options) any material Intellectual Property to the Company or a Company Subsidiary, or the Company or a Company Subsidiary licenses or has licensed, or otherwise grants any rights to use (including options), any material Company Intellectual Property to any third party, except, in each case, for (1) off-the-shelf commercially available or “shrink-wrap” software or computer services agreements (including agreements under which such software is delivered as a service), (2) open source software licenses, (3) non-exclusive licenses or rights granted by the Company or a Company Subsidiary in connection with, and that are incidental to, the sale or distribution of products (including any product or product candidate of the Company or the Company Subsidiaries) to customers or distributors of the Company or a Company Subsidiary entered into in the ordinary course of business, (4) materials transfer agreements, clinical trial agreements, non-disclosure agreements, employment agreements, invention assignment agreements, consulting agreements and other agreements, in each case, entered into in the ordinary course of business consistent with past practice and that do not transfer ownership of material Company Intellectual Property to any third party or contain any grant of rights to any third party to use material Company Intellectual Property for the research, supply, manufacturing, development or commercialization of products (other than on behalf of the Company or a Company Subsidiary), (5) Contracts granting incidental rights in Intellectual Property, trademarks or feedback, and (6) Contracts granting service providers of the Company or a Company Subsidiary a non-exclusive license or rights for such service provider’s provision of services to the Company or a Company Subsidiary;

(iv)        each Contract to which the Company or a Company Subsidiary is a party with any academic institution or Governmental Entity that provides for the provision of funding facilities or personnel to the Company or a Company Subsidiary for research and development activities involving the creation of any material Intellectual Property;

(v)       other than any Company Benefit Agreement or Company Benefit Plan, and any Contract that can be terminated for convenience on notice by the Company without payment, each Contract to which the Company or a Company Subsidiary is a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $5,000,000, excluding any Contracts required to be listed in Section 3.13(a)(xvi) of the Company Disclosure Letter;

(vi)      each Contract to which the Company or a Company Subsidiary is a party relating to indebtedness for borrowed money or any financial guaranty in excess of $2,500,000;

(vii)       each Contract to which the Company or a Company Subsidiary is a party that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) involving in excess of $5,000,000 that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company or a Company Subsidiary, in each case, excluding any Contract required to be listed in Section 3.13(a)(iii) or Section 3.13(a)(viii) of the Company Disclosure Letter;

(viii)      each Contract to which the Company or a Company Subsidiary is a party pursuant to which the Company or such Company Subsidiary has continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company or a Company Subsidiary, in each case, that would reasonably be expected to result in aggregate payments in excess of $5,000,000 after the Agreement Date, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business and any Contracts required to be listed in Section 3.13(a)(iii) of the Company Disclosure Letter;

(ix)        each Contract between the Company or a Company Subsidiary and any Person constituting a joint venture, collaboration, partnership or similar profit sharing arrangement;

(x)         each Contract to which the Company or a Company Subsidiary is a party that obligates the Company or such Company Subsidiary to make any capital commitment or capital expenditure in an aggregate amount in excess of $5,000,000 after the Agreement Date;

(xi)        each Contract between the Company or a Company Subsidiary and a contract research organization (other than, for the avoidance of doubt, any individual clinical trial site), which is material to the Company, providing for clinical trial management services to the Company or a Company Subsidiary for clinical trials of any product or product candidate of the Company or the Company Subsidiaries;

(xii)       each Contract to which the Company or a Company Subsidiary is a party, other than with respect to any partnership that is wholly owned by the Company or a Company Subsidiary, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or a Company Subsidiary has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person, in each case, excluding any Contracts required to be listed in Section 3.13(a)(viii) of the Company Disclosure Letter;

(xiii)     each material Contract between the Company or a Company Subsidiary and any Governmental Entity, except for clinical trial agreements, sponsored research agreements, materials transfer agreements, non-disclosure agreements and consulting agreements entered into in the ordinary course of business;

(xiv)     each stockholders’, investors rights’, registration rights or similar Contract to which the Company or a Company Subsidiary is a party (excluding Contracts governing Company Stock Options, Company RSUs or participation in the ESPP);

(xv)       each Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which the Company or a Company Subsidiary leases or subleases any material real property;

(xvi)      each Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to the Company or a Company Subsidiary in an amount having an expected value in excess of $5,000,000 over the term of such Contract or by the Company or a Company Subsidiary in an amount having an aggregate expected value in excess of $5,000,000 over the term of such Contract and in each case which cannot be cancelled by the Company or a Company Subsidiary without penalty or further payment without more than ninety (90) days’ notice;

(xvii)    each Contract with a sole source supplier material to the conduct of the business of the Company or a Company Subsidiary as currently conducted and in which a reasonable alternative supplier is not available;

(xviii)   each Contract between the Company or a Company Subsidiary and a Federal Health Care Program or third-party payor;

(xix)     each Contract to which the Company or a Company Subsidiary is a party that constitutes any federal or state drug rebate or discount agreements;

(xx)       each Contract that by its express terms requires the Company or a Company Subsidiary, or any successor to, or acquirer of, the Company or a Company Subsidiary, to make any payment to another Person as a result of a change of control of the Company or Company Subsidiary (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(xxi)       each Contract between the Company or a Company Subsidiary and a group purchasing organization that is material to the Company and the Company Subsidiaries, taken as a whole.

Each such Contract described in clauses (i) through (xxi) is referred to in this Agreement as a “Material Contract.”

(b)         Each of the Material Contracts is valid, binding on and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) against the Company or the applicable Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material default under any Material Contract by the Company or a Company Subsidiary or, to the knowledge of the Company, any other party thereto, and (except for the execution and delivery by the Company of this Agreement, the consummation of the Merger and the other Transactions and compliance with the terms hereof, solely in the case of those Material Contracts listed in Section 3.05(a) of the Company Disclosure Letter) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or a Company Subsidiary or, to the knowledge of the Company, any other party thereto.

SECTION 3.14    Litigation. There is no Proceeding pending or, to the knowledge of the Company threatened against the Company or a Company Subsidiary, that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or a Company Subsidiary that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.15    Compliance with Laws.

(a)          Each of the Company and the Company Subsidiaries is, and since January 1, 2024 has been, in compliance with all Judgments and Laws applicable to its business or operations, except for instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has, and since January 1, 2024 has had, in effect all Authorizations necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.15 does not relate to Taxes, which are the subject of Section 3.09, employee benefit matters, which are the subject of Section 3.11, or environmental matters, which are the subject of Section 3.17.

(b)         Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary, nor any of its or their respective officers, directors, employees or agents acting on behalf of the Company or such Company Subsidiary, nor, to the knowledge of the Company, any other Persons acting on behalf of the Company or a Company Subsidiary, has, since January 1, 2024, in the course of its actions for, or on behalf of, the Company or such Company Subsidiary: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made, offered or authorized any direct or indirect unlawful payments to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including but not limited to any such Laws that prohibit private commercial bribery or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2024 to the Agreement Date, neither the Company nor any Company Subsidiary has received any written communication that alleges any of the foregoing, and is not, nor has been, to the knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

SECTION 3.16    Regulatory Matters.

(a)          The Company and the Company Subsidiaries hold such Regulatory Authorizations required for the conduct of their business as presently conducted, including those necessary to permit the design, development, pre-clinical and clinical testing, manufacturing, distribution and promotion of each product or product candidate of the Company or the Company Subsidiaries in the jurisdictions where it currently conducts such activities with respect to such product or product candidate of the Company or the Company Subsidiaries, except to the extent where failure to hold such Regulatory Authorizations would not, individually or in the aggregate, be reasonably expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole). Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), (i) the Company and the Company Subsidiaries have filed, maintained or furnished with the applicable Regulatory Authorities all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and other required information (collectively, the “Health Care Submissions”) and (ii) to the knowledge of the Company, all such Health Care Submissions were in compliance with applicable Health Laws when filed (or were corrected or completed in a subsequent filing or planned to be corrected or completed), and to the Company’s knowledge, no material deficiencies have been asserted by any Regulatory Authority with respect to such Health Care Submissions.

(b)       Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2024, (i) the Company, the Company Subsidiaries and, to the Company’s knowledge, any other Person that has performed or is performing any material research, development, manufacturing, distribution or other services or activities on behalf of the Company or any Company Subsidiary with respect to any product or product candidate of the Company or the Company Subsidiaries, to the extent acting in such capacity (each, a “Collaboration Partner”) are, and have been, in compliance with all Health Laws applicable to the Company, the Company Subsidiaries and such product or product candidate of the Company or the Company Subsidiaries and (ii) neither the Company, any Company Subsidiary nor, to the Company’s knowledge, any Collaboration Partner (only with respect to a product or product candidate of the Company or the Company Subsidiaries) has received any written notice or other communication from any Regulatory Authority alleging any violation of any Health Law.

(c)       Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2024, all pre-clinical studies and clinical trials conducted or being conducted with respect to any product or product candidate of the Company or the Company Subsidiaries by, on behalf of, or at the direction of the Company or a Company Subsidiary have been and are being conducted in compliance with the required experimental protocols, procedures and controls, and all applicable Health Laws, including the FDCA and its applicable implementing regulations, including all applicable requirements of Good Laboratory Practices and Good Clinical Practices. As of the Agreement Date, no clinical trial conducted by or, on behalf of, the Company or a Company Subsidiary has been terminated or suspended by any Regulatory Authority. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, neither the Company nor any Company Subsidiary has received any written notifications or other communications from any Regulatory Authority that requires or would require the termination or suspension or investigation, or place a clinical hold order on any clinical studies currently conducted by, or on behalf of, the Company, or in which the Company or a Company Subsidiary has participated and, to knowledge of the Company, no such action has been threatened in writing against the Company or a Company Subsidiary.

(d)       Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2024, the development, testing and manufacture of the products and product candidates of the Company and the Company Subsidiaries by and, to the Company’s knowledge, by any other Collaboration Partner on behalf of, the Company and the Company Subsidiaries, are, and have been, in compliance with applicable Health Laws, including the FDCA and applicable regulations and Good Manufacturing Practices and other standards required by the FDA. As of the Agreement Date, neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any manufacturing site that assists in the manufacturing of any product or product candidate of the Company or the Company Subsidiaries or material components of any product or product candidate of the Company or the Company Subsidiaries (whether Company-owned or operated or that of a Collaboration Partner) has, with respect to such product or product candidate of the Company or the Company Subsidiaries, (i) been subject to a Regulatory Authority shutdown or import or export detention, refusal or prohibition or (ii) received any FDA Form 483, or other Regulatory Authority written notice of inspectional observations, adverse findings, “warning letters,” “untitled letters” or similar written notice alleging or asserting material noncompliance with any applicable Health Law, and to the Company’s knowledge, no such Proceeding is pending or threatened.

(e)       Neither the Company nor any Company Subsidiary, nor any of its or their respective employees, officers, or directors, or, to the Company’s knowledge, any Collaboration Partner have been debarred, delisted or similarly punished under any Law, including any Health Law, by any Governmental Entity or Regulatory Authority or have been convicted of a crime for which debarment is mandated or permitted by 21 U.S.C. § 355a, and the Company and the Company Subsidiaries do not employ, or to the Company’s knowledge, contract with any individuals who are disqualified pursuant to 21 C.F.R. § 312.70 or § 812.119. There have been no allegations or investigations against the Company, any Company Subsidiary, any employee or to the Company’s knowledge, any contractor, that could result in exclusion, debarment or disqualification. Additionally, and only to the extent applicable, none of the Company, any Company Subsidiary nor its or their respective directors, officers, employees or to the Company’s knowledge, Collaboration Partners has been restricted in any material respect, suspended, excluded or threatened with exclusion from, participation in any Federal Health Care Program under any applicable Health Law.

(f)        Except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2024, the Company, the Company Subsidiaries, its or their directors, officers, employees, and, to the Company’s knowledge, its or their respective agents and independent contractors acting on their behalf with respect to any Company product, have been in compliance in all material respects with applicable Health Laws relating to fraud and abuse and Federal Health Care Programs, including the Federal Anti‑Kickback Statute. Without limiting the foregoing, any discounts, chargebacks, rebates, distribution agreements, speaker programs, charitable patient assistance and co‑pay support programs, and other remuneration or value transfers involving healthcare professionals, customers, payors or beneficiaries have been structured and operated in compliance with applicable Health Laws. To the knowledge of the Company, no Person has filed against the Company or any of the Company Subsidiaries any Proceedings relating to any Health Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(g)         Neither the Company nor any Company Subsidiary currently is nor has been since January 1, 2024: (i) assessed a civil monetary penalty under 42 U.S.C. § 1320a-7, (ii) party to a corporate integrity agreement with any Governmental Entity or Regulatory Authority, or (iii) subject to (A) a deferred prosecution agreement, non-prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement, in each case, entered into with or imposed by any Governmental Entity or Regulatory Authority under applicable Health Laws, or (B) order of a Governmental Entity or Regulatory Authority mandating or prohibiting future or past activities in connection with the Company’s or any Company Subsidiary’s noncompliance with applicable Health Laws.

(h)          The Company and the Company Subsidiaries have not (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case), at the time such disclosure or statement was made or failure to make occurred, establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor any Company Subsidiary is, or has since January 1, 2024 been, the subject of any pending or, to the Company’s knowledge, threatened, investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

SECTION 3.17  Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is, and since January 1, 2024 has been, in compliance with all applicable Environmental Laws, (ii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws for it to conduct its business as presently conducted, (iii) since January 1, 2024, neither the Company nor any Company Subsidiary has been subject to a material Judgment or Proceeding pursuant to any applicable Environmental Law and (iv) since January 1, 2024, neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is in violation of, or is a “potentially responsible party” under, any applicable Environmental Law.

SECTION 3.18    Intellectual Property.

(a)         Section 3.18(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the Agreement Date, of any and all of the following Company Intellectual Property that is owned or purported to be owned by the Company or a Company Subsidiary: (i) Patents and pending applications therefor, (ii) registered Trademarks and pending applications therefor, (iii) material Internet domain names and (iv) registered Copyrights and pending applications therefor (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”) and includes for each such asset the record owner of such asset, and, except with respect to clause (iii), the jurisdiction, and application or registration number, in each case, as of the Agreement Date. For each item of material Company Registered Intellectual Property, (x) the Company or a Company Subsidiary is the sole and exclusive record and beneficial owner (subject to rights granted to the U.S. federal government pursuant to the Bayh-Dole Act under such Company Registered Intellectual Property), (y) such Company Registered Intellectual Property is subsisting and in full force and effect, and (z) all necessary registration, maintenance, renewal and other relevant filing fees due through the Agreement Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, trademark, copyright, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property in full force and effect (except for any non-payments, deferred filings, continuation practices or analogous circumstances that would not reasonably be expected to result in the lapse, cancellation, abandonment or unenforceability of such Company Registered Intellectual Property and that will be cured prior to the applicable deadline).

(b)         Except as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and the Company Subsidiaries, taken as a whole, (i) the Company or a Company Subsidiary owns, or has a license, sublicense or otherwise possesses valid rights to use all Intellectual Property used (or held for use) in or necessary to the conduct of the business of the Company and the Company Subsidiaries as presently conducted, and (ii) any Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary is free and clear of all Liens (other than Permitted Liens); provided that the foregoing clause (i) and (ii) shall not be construed as a representation or warranty of non-infringement.

(c)          To the knowledge of the Company, (i) the conduct of the business of the Company and the Company Subsidiaries as presently conducted has not since January 1, 2024, infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, and (ii) no third party has infringed, misappropriated or otherwise violated since January 1, 2024, or is infringing, misappropriating or otherwise violating, any of the Company Registered Intellectual Property or other material Company Intellectual Property and no such claims have been made against any third party by the Company or a Company Subsidiary, except, in the case of each of clause (i) and (ii), for infringements and other violations that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries are not a party to any Proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes, dilutes, misappropriates or otherwise violates any Company Intellectual Property.

(d)         There is no Proceeding pending or threatened in writing against the Company or a Company Subsidiary (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any foreign equivalent in connection with the prosecution or issuance of the applicable Intellectual Property), and, neither the Company nor any Company Subsidiary has received any written notice from any Person since January 1, 2024, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Company and the Company Subsidiaries as presently conducted is infringing, misappropriating or otherwise violating, or will infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party, or (ii) contesting the use, ownership, validity or enforceability of any of the Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, except, in the case of each of clause (i) and (ii), that would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company. No material Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary is subject to any order, stipulation or settlement agreement restricting the use or exploitation thereof by the Company or a Company Subsidiary.

(e)          The Company and the Company Subsidiaries have executed valid and enforceable written agreements with each of their past and present officers, employees, consultants and independent contractors, including all contract research organizations, contract manufacturing organizations and other service providers, in each case, who was or is involved in the creation or development for the Company or a Company Subsidiary of any material Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company or such Company Subsidiary in confidence and (ii) assigned (using present assignment language) to the Company or such Company Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or such Company Subsidiary in the course of such Person’s employment or retention thereby, except to the extent ownership of such Intellectual Property vests initially in the Company or such Company Subsidiary by operation of Law. There is no material uncured breach by the Company or a Company Subsidiary or, to the knowledge of the Company, the counterparty, under any such agreement. Since January 1, 2024, no current or former employee or contractor of the Company or a Company Subsidiary has made or threatened in writing to make any claim or challenge against the Company or a Company Subsidiary in connection with their contribution to the discovery, creation or development of any material Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary.

(f)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken commercially reasonable steps, including the use of confidentiality agreements and reasonable security measures, to maintain the secrecy and confidentiality of and to protect against unauthorized disclosure of any Trade Secret owned or purported to be owned by the Company or a Company Subsidiary. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any such Trade Secrets.

(g)       The Company and the Company Subsidiaries are entitled to the benefit of all material regulatory exclusivities (including any data exclusivity, orphan drug exclusivity or similar rights) owned by the Company or the Company Subsidiaries associated with their products or necessary for the conduct of the business as presently conducted, and all such rights are valid and in full effect.

(h)       No funding, facilities or personnel of any Governmental Entity or any university, college or other educational institution has been used to create, in whole or in part, any material Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or educational institution obtaining ownership of or licenses to use or otherwise exploit such Company Intellectual Property or the right to receive royalties therefor.

(i)         The consummation of the Transactions will not result in the loss or impairment of any right of the Company or a Company Subsidiary to own, use, practice or otherwise exploit any Company Intellectual Property in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole and will not require the consent of any third party under any Material Contract pursuant to which the Company or any Company Subsidiary is granted rights in Intellectual Property.

(j)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company or any Company Subsidiary (collectively, the “Company Systems”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications as required by the Company and the Company Subsidiaries in connection with the conduct of the business of the Company and the Company Subsidiaries as presently conducted, (ii) to the knowledge of the Company, in the last 12 months prior to the Agreement Date, have had no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or would reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company and the Company Subsidiaries as presently conducted, and (iii) are free from material bugs or other defects. To the knowledge of the Company, in the 12 months prior to the Agreement Date, there have not been any material incidents of unauthorized access to or other material security breaches of the Company Systems.

(k)      Other than as set forth in Section 3.08 and Section 3.13, this Section 3.18 contains the sole and exclusive representations and warranties of the Company with respect to Intellectual Property and other proprietary rights matters.

SECTION 3.19    Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (i) is, and has been, since January 1, 2024 in compliance in all material respects with all Data Privacy and Security Requirements, (ii) to the knowledge of the Company, since January 1, 2024, has not, nor reasonably suspects that it has, been subject to any unauthorized access, acquisition, disclosure or other security breaches with respect to any Personally Identifiable Information, and has not been required pursuant to any Data Privacy and Security Requirements to provide any written notices to any Person in connection with any such breach (nor has the Company or any Company Subsidiary provided any such notice), (iii) has not been party to any Proceedings, or to the knowledge of the Company otherwise received any complaints, notices or threat of Proceedings, conducted or asserted by any other Person (including any Governmental Entity) regarding any (x) collection, storage, sharing, transfer, disposition, protection, processing or other use of any Personally Identifiable Information, or (y) violation of any Data Privacy and Security Requirements and (iv) Personally Identifiable Information collected, stored and processed by the Company and the Company Subsidiaries can be used after the Merger Closing in the manner substantially the same as currently used by the Company and the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have established and maintained appropriate technical, physical and organizational measures designed to ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification or disclosure in accordance with the Data Privacy and Security Requirements, as monitored through regular penetration tests and vulnerability assessments (including by remediating any and all high-risk/critical vulnerabilities identified by such tests and assessments).

SECTION 3.20   Insurance. The Company has made available complete and accurate copies (or written summaries) of all material insurance policies of the Company and the Company Subsidiaries to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor any Company Subsidiary is in default under any such insurance policy and (iii) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

SECTION 3.21   Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Leerink Partners LLC and J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

SECTION 3.22  No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to this Agreement, and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 4.08, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

SECTION 3.23   Opinions of Financial Advisors. The Company Board has received the separate opinions of Leerink Partners LLC and J.P. Morgan Securities LLC, each as a financial advisor to the Company, that, as of the date of such opinion and based upon and subject to various assumptions, limitations, procedures followed, matters considered and qualifications set forth in each such opinion, as applicable, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than (i) any shares of Company Common Stock held by the Company, Parent, Merger Sub and their respective subsidiaries and (ii) any Appraisal Shares) in the Merger was fair, from a financial point of view, to such holders. Copies of executed versions of such opinions shall be made available to Parent solely for informational purposes promptly following the Agreement Date.

SECTION 3.24   Affiliate Transactions. No present or former officer or director of the Company or any Person owning 5% or more of the Company Common Stock, and no family member of any such natural Person, is a party to any Contract with or binding upon the Company or a Company Subsidiary or any of its properties or assets, or has any material interest in any property owned, leased or occupied by the Company, or has engaged in any material transaction with any of the foregoing within the 12 months preceding the Agreement Date other than (a) compensation of directors and executive officers of the Company in the ordinary course of business and (b) equity interests granted to directors and executive officers of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 4.01   Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

SECTION 4.02    Merger Sub.

(a)      Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)         The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 1,000 shares of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien.

SECTION 4.03   Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Holdings, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Holdings, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement nor the consummation of the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

SECTION 4.04    No Conflicts; Consents.

(a)          The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)         No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of any other Antitrust Laws, (iii) the filing with the SEC of any reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with the rules and regulations of any national securities exchange on which securities of Parent or the Company are listed and (vi) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.05   Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC, at the time first published, distributed or otherwise disseminated to the Company’s stockholders, and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.06   Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC and Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

SECTION 4.07  Litigation. There is no Proceeding pending or threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.08    Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Sub and any of their respective “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of the Company (in each case, as such quoted terms are defined under Section 203 of the DGCL). As of the Agreement Date, Parent, Merger Sub and their respective Affiliates collectively own no shares of Company Common Stock directly (other than through passive investments, pension or employee benefit plans or trusts for Parent’s or its Affiliates’ employees, or limited partnership funds, mutual funds or similar entities that Parent has invested in, in all cases that Parent and its Affiliates do not directly or indirectly control the management or policies thereof).

SECTION 4.09    Available Funds.

(a)        As of the execution of this Agreement, Parent currently has, and at all times from and after the Agreement Date through the Effective Time, Parent and Merger Sub will have, available all of the funds or access to committed financing necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger, to (A) pay all fees and expenses in connection therewith, (B) to make payments pursuant to Section 2.09 and (C) to perform their respective obligations under this Agreement (collectively, the “Required Amount”). Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)         Parent has delivered to the Company a fully executed debt commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto and the associated fee letter, the “Debt Commitment Letter”) from the Debt Financing Entities, pursuant to which the Debt Financing Entities have committed, subject to the terms and conditions set forth therein, to provide to Parent the amount of debt financing set forth therein for the purposes of consummating the transactions contemplated by this Agreement and to pay all related fees and expenses set forth therein (the “Debt Financing”) (except that the fee amounts, other economic terms, “market flex” provisions, pricing terms, pricing caps and other customarily redacted terms (none of which would adversely affect the amount, conditionality, availability or termination of the Debt Financing) set forth therein have been redacted). All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full. As of the date hereof, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception. As of the date hereof, the Debt Commitment Letter has not been withdrawn, terminated, rescinded or repudiated in any respect, and to the knowledge of Parent, no such amendment, restatement, supplement, modification, withdrawal, termination, rescission or repudiation is currently contemplated (except as permitted under this Agreement).

(c)         Except for the fee letter referred to in the Debt Commitment Letter (a true and complete copy of which fee letter has been provided to the Company, with only fee amounts, other economic terms, “market flex” provisions, pricing terms, pricing caps and other customarily redacted terms redacted (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Required Amount, after taking into account other funds immediately available to Parent and the Replacement Financing (if applicable))), as of the date hereof, there are no side letters, engagement letters or other agreements or contracts related to the funding or investing, as applicable, of the Debt Financing that would reasonably be expected to materially and adversely affect the amount, conditionality, availability or termination of the Debt Financing. Neither the fee letter referred to in the Debt Commitment Letter nor any other Contract between the Debt Financing Entities, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, contains any conditions precedent or other contingencies (other than as set forth in the Debt Commitment Letter) (x) related to the funding of the full amount of the Debt Financing or any provisions that could reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter below the amount required to pay the Required Amount (after taking into account other funds immediately available to Parent and the Replacement Financing (if applicable)) or (y) that could otherwise materially and adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing required to pay the Required Amount (after taking into account other funds immediately available to Parent and the Replacement Financing (if applicable)). As of the date hereof, Parent is not (x) in breach of any of the terms or conditions set forth in the Debt Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter or (y) has any reason to believe that any of the conditions to the Debt Financing would not be satisfied on a timely basis or that the Debt Financing would not be available to Parent on the Merger Closing Date in at least the amount required to pay the Required Amount, together with available funds.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01   Conduct of Business of the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course in all material respects, and use reasonable best efforts to (x) preserve intact its present business organization, (y) keep available the services of its present officers or key employees and (z) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with it (it being agreed that matters addressed by the specific provisions of the next sentence shall be governed by such provisions rather than the general provisions of this sentence). In addition, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)       (i) enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company, the Company Subsidiaries or its or their respective Affiliates, including, immediately following the Merger Closing, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area, (ii) otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business, (iii) enter into any agreement, arrangement or commitment that purports to bind or restrict Parent or any of its Affiliates, other than, following the Effective Time, the Surviving Corporation and the Company Subsidiaries, or (iv) enter into any Contract that by its express terms requires the Company, or any successor to, or acquirer of, the Company to make any Change of Control Payment or which gives another Person a right to receive or elect to receive a Change of Control Payment;

(b)       (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company or a Company Subsidiary to its respective parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or a Company Subsidiary or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Stock Options and Company RSUs in connection with the forfeiture of such awards, in each case, in accordance with their terms as in effect on the date hereof;

(c)        issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances of Company Common Stock upon the exercise of purchase rights under the Company ESPP, the exercise of Company Stock Options or the settlement of Company RSUs, in each case, outstanding on the Agreement Date and in accordance with their terms as in effect on the date hereof;

(d)         amend its certificate of incorporation, bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

(e)          form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company);

(f)         except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement, in each case, as in effect on the Agreement Date, and that have been made available to Parent (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (or plan or arrangement that would be a Company Benefit Plan or Company Benefit Agreement if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of the Company or any Company Subsidiary any increase in base or other compensation, (iii) grant to any director, employee or individual service provider of the Company or any Company Subsidiary any severance or termination pay or benefits (or increase the amount thereof), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) enter into any retention, transaction bonus change in control, severance or termination agreement with any director, employee or individual service provider of the Company or any Company Subsidiary, (vi) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement, or fund or require the funding of any payments or benefits under any Company Benefit Plan or Company Benefit Agreement or (vii) hire (other than to replace someone whose employment has terminated) or promote or terminate (other than for cause) the employment or service of any employee or individual service provider, in either case, at or to the level of Executive Director or above or whose anticipated annual compensation exceeds $410,000; provided that this Section 5.01(f) shall not restrict the Company or any Company Subsidiary from entering into an offer letter (which offer letters shall be at-will in the case of employees in the United States) or consulting agreement (which consulting agreement shall be terminable for convenience with no more than 30 days’ notice) in the ordinary course with any employee or individual service provider that is newly hired or engaged below the level of Executive Director and whose anticipated annual compensation is at or below $410,000 in accordance with the foregoing clause (vii) or providing to such employee or individual service provider compensation and benefits (excluding equity or equity based awards) consistent with its past practice for similarly situated employees (including permitting any such employees to be eligible for the benefits made generally available to employees below the level of Executive Director) and individual service providers;

(g)         make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h)       sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which the Company or a Company Subsidiary is a party made available to Parent and in effect prior to the Agreement Date or (iii) properties or assets having a fair market value of less than $2,000,000 in the aggregate;

(i)          sell, assign, license or otherwise transfer any material Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, except (i) for non-exclusive licenses or rights granted to service providers or distributors of the Company or a Company Subsidiary to Intellectual Property in connection with such service provider’s provision of services to the Company or a Company Subsidiary or such distributor’s distribution of products of the Company or a Company Subsidiary, in each case in the ordinary course of business, (ii) pursuant to Contracts to which the Company or a Company Subsidiary is a party made available to Parent and in effect prior to the Agreement Date, (iii) for transactions among the Company and a direct or indirect wholly owned subsidiary of the Company or among direct or indirect wholly owned subsidiaries of the Company or (iv) as permitted under Section 5.01(q);

(j)          (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or a Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company or a direct or indirect wholly owned subsidiary of the Company or (B) any person pursuant to any advancement obligations under the Company Charter, Company Bylaws or indemnification agreements as in effect on or prior to the Agreement Date that have been made available to Parent; provided that the foregoing clauses (i) and (ii) shall not prohibit any indebtedness for borrowed money incurred among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;

(k)          make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $2,000,000;

(l)          pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $1,000,000 per payment, discharge, settlement, compromise or satisfaction or $2,000,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, Proceeding or dispute that relates to the Transactions (which shall be governed by Section 6.09 or Section 2.07(d));

(m)        (i) adopt or change any accounting method, principle or practice or accounting period used for Tax purposes, (ii) make (other than in the ordinary course of business consistent with past practice), amend or revoke any material Tax election, (iii) file an amended income or other material Tax Return, (iv) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) with any Governmental Entity regarding any income or other material Tax liability or assessments, (v) request any Tax ruling from any Governmental Entity, (vi) settle or compromise any Proceeding relating to income or other material Taxes or surrender a right to a material Tax refund, (vii) waive or extend the statute of limitations with respect to any material Tax or material Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice) or (viii) enter into any Tax allocation, indemnity or sharing agreement (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice);

(n)        amend, cancel or terminate any material insurance policy naming the Company or a Company Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o)        adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p)          adopt or implement any stockholder rights plan (or similar plans or arrangements);

(q)         (i) abandon, cancel, fail to renew or permit to lapse any material Company Registered Intellectual Property except for Company Registered Intellectual Property that was at the end of the applicable statutory term, (ii) terminate any Contract under which material Intellectual Property is licensed to the Company or a Company Subsidiary, (iii) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material Trade Secret owned or purported to be owned by the Company or a Company Subsidiary in a manner that results in loss of trade secret protection thereon, except for any such disclosures made as a result of publication of a Patent application filed by the Company or a Company Subsidiary or (iv) sell, transfer, license or otherwise encumber any Company Intellectual Property other than through the grant of non-exclusive licenses ancillary to research, development, manufacture, clinical testing, sale, distribution or commercialization activities relating to products or services entered into in the ordinary course of business;

(r)           except in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.01, enter into, terminate or amend or modify in any material respect, or expressly waive or release any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract, provided that for purposes of this Section 5.01(r), (i) all references to $5,000,000 in the definition of Material Contract shall be deemed references to $2,000,000, and (ii) purchase, change or work orders shall not be excluded from the definition of Material Contract;

(s)          (i) commence any clinical study by dosing the first subject in such study, or (ii) unless mandated by any Regulatory Authority, discontinue, terminate, suspend, materially amend or materially modify any ongoing clinical study; or

(t)           authorize, commit or agree to take any of the foregoing actions.

SECTION 5.02    No Solicitation.

(a)         The Company and the Company Subsidiaries shall not, and shall instruct and use reasonable best efforts to cause their external third party Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing non-public information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any non-public information or afford access to the business, properties, assets, books or records of the Company or a Company Subsidiary to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal (other than to refer the inquiring person to this Section 5.02 and to limit its communication exclusively to such referral). The Company and the Company Subsidiaries shall, and shall instruct and use reasonable best efforts to cause their external third party Representatives to (i) immediately cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the Agreement Date that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) as promptly as practicable (and in any event within twenty-four (24) hours of the execution of this Agreement) request the prompt return or destruction of all confidential information previously furnished to any Person within the last 12 months for the purposes of evaluating a possible Company Takeover Proposal and (iii) as promptly as practicable (and in any event within twenty-four (24) hours of the execution of this Agreement) terminate access to any physical or electronic data rooms relating to a potential Company Takeover Proposal, other than access provided to Parent and its Representatives. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, from the Agreement Date until the receipt of the Company Stockholder Approval (the “Cut-off Time”), in response to a Company Takeover Proposal made after the Agreement Date, in the event that the Company Board determines, in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to the Company or the Company Subsidiaries to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives subject to the terms of an Acceptable Confidentiality Agreement so long as the Company concurrently or promptly thereafter provides Parent, subject to the terms of the Confidentiality Agreement, any material non-public information with respect to the Company or the Company Subsidiaries furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable Law. Wherever the term “group” is used in this Section 5.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.

(b)        Neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action, (C) in the case of a tender offer or exchange offer relating to the Company Common Stock, fail to publicly affirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender offer or exchange offer within ten (10) Business Days after the commencement of such tender offer or exchange offer, or any material amendment thereto, pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the Business Day immediately preceding the date of the Company Stockholder Meeting), (D) fail to include the Company Board Recommendation in the Proxy Statement when filed, distributed or otherwise disseminated to the Company’s stockholders, or (E) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent, after having reasonably determined that such reaffirmation is necessary, or is reasonably expected to be necessary, to secure the Company

Stockholder Approval, so requests in writing, or, if earlier, two (2) Business Days prior to the date of the Company Stockholder Meeting; provided that the Company Board shall not be required to make a public reaffirmation pursuant to this subclause (E) on more than three (3) occasions (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to the contrary in the foregoing or any other provision of this Agreement, at any time prior to the Cut-off Time, (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a Superior Company Proposal, the Company may make an Adverse Recommendation Change, and, in the case of a Superior Company Proposal that did not result from a material breach of this Section 5.02, may terminate this Agreement pursuant to Section 8.01(g) in order to enter into a definitive agreement with respect to the Superior Company Proposal; provided that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 8.01(g), (1) the Company Board shall have given Parent at least four (4) Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c)         Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop-look-and-listen” communication to the stockholders of the Company or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties or applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 5.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company’s stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected an Adverse Recommendation Change shall be deemed to not be an Adverse Recommendation Change).

(d)       In addition to the requirements set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall, as promptly as reasonably practicable and in any event within one (1) Business Day after receipt thereof, advise Parent in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes would reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis (and in any event within one (1) Business Day) as to any material developments with respect to any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company any Company Subsidiary, or its or their Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01    Proxy Statement; Stockholder Meeting.

(a)          As promptly as reasonably practicable (and in any event within ten (10) Business Days) after the Agreement Date, the Company shall prepare and file with the SEC a proxy statement in preliminary form related to the Company Stockholder Meeting (together with all subsequent forms or versions thereof and all amendments thereof or supplements thereto, the “Proxy Statement”). The Company shall give Parent and its Representatives a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC or distribution or dissemination to the Company’s stockholders and the Company shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives. Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Merger Sub required under applicable Law to be included in the Proxy Statement as is reasonably requested by the Company. The Company covenants and agrees that the Proxy Statement (i) at the time filed with the SEC, (ii) at the time first published, distributed or otherwise disseminated to the Company’s stockholders, and (iii) at the time of the Company Stockholder Meeting, will (A) comply in all material respects with the Exchange Act and other applicable Law and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be promptly filed with the SEC and to be distributed or otherwise disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. The Company shall (x) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments (including oral comments) from, and all correspondence with, the SEC or its staff with respect to the Proxy Statement and shall promptly notify Parent of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (y) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives and (z) promptly provide Parent with final copies of any correspondence sent by the Company or any of its Representatives to the SEC or its staff with respect to the Proxy Statement. The Proxy Statement shall include (i) the Company Board Recommendation, unless the Company Board has made an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change in either case, in compliance with Section 5.02(b), (ii) the fairness opinions of the Company’s financial advisors referenced in Section 3.23, (iii) the notice of the Company Stockholder Meeting and (iv) the notice and other information required by Section 262(d) of the DGCL.

(b)        The Company shall establish a record date for, duly call, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable after the SEC Clearance Date (and shall initially schedule the Company Stockholder Meeting to be held within twenty (20) Business Days from the date of the commencement of mailing of the definitive Proxy Statement, or if the Company’s nationally recognized proxy solicitor advises the Company that twenty (20) Business Days from the date of the commencement of mailing of the definitive Proxy Statement is insufficient time to obtain the

Company Stockholder Approval, such later date to which Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed)). The record date for the Company Stockholder Meeting shall be selected after reasonable consultation with Parent. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. The Company shall file the definitive Proxy Statement with the SEC and commence mailing the definitive Proxy Statement to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as reasonably promptly as practicable after filing the Proxy Statement in preliminary form with the SEC, and, in any event, either (i) the first Business Day after the date that is ten (10) days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (ii) within three (3) Business Days of being informed by the SEC staff that it has no further comments on the document. The Company may adjourn or postpone the Company Stockholder Meeting to allow reasonable additional time for the filing and/or mailing, and review by the Company’s stockholders, prior to the date of the Company Stockholder Meeting, of any supplemental or amended disclosure that the Company Board determines in good faith is required by applicable Law or the rules and regulations of Nasdaq. If there are not sufficient affirmative votes represented in person or by proxy at the originally scheduled meeting of the Company’s stockholders to adopt this Agreement, the Company will adjourn or postpone the Company Stockholder Meeting to the earliest practicable date on which the Company Board reasonably expects to have sufficient affirmative votes to adopt this Agreement; provided that, without Parent’s prior consent, the Company shall not adjourn the Company Stockholder Meeting more than ten (10) calendar days past the originally scheduled date.

(c)       Unless the Company Board has made an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change in either case, in compliance with Section 5.02(b), the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if the Company Board shall have made an Adverse Recommendation Change, or an Intervening Event Adverse Recommendation Change, or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than related procedural matters including adjournments proposed in compliance with Section 6.01(b) or any non-binding advisory vote required under applicable Law) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

SECTION 6.02    Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company and the Company Subsidiaries shall afford to Parent and to Parent’s Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries) during the Pre-Closing Period to its properties, books and records, Contracts and personnel, and, during such period, the Company and the Company Subsidiaries shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent may reasonably request; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company and the Company Subsidiaries shall not be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (or is information otherwise related to) (i) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (ii) any Company Takeover Proposal, (iii) any Intervening Event or (iv) any Adverse Recommendation Change or Intervening Event Adverse Recommendation Change, or (c) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company, violate applicable Law or result in increased regulatory risk for the Company or the Transaction; provided that (i) in the case of clause (a), the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information and (ii) in the case of clause (c), the Company will take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege, violating applicable Law or resulting in such regulatory risk, as applicable. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality letter agreement dated April 26, 2026 between the Company and Parent, as amended (the “Confidentiality Agreement”).

SECTION 6.03    Reasonable Best Efforts; Notification; Regulatory Filings.

(a)         Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.03(c)), each of the parties hereto shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Merger and the other Transactions, including (i) causing each of the conditions to the Merger set forth in Article VII to be satisfied, in each case as promptly as practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

(b)         Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act to, in consultation and cooperation with the other, file (i) with the FTC and DOJ the Notification and Report Form required under the HSR Act for the Merger or any of the other Transactions as promptly as practicable (but in no event later than ten (10) Business Days after the Agreement Date) and (ii) all appropriate filings, notices, applications or similar documents required under any other Antitrust Laws set forth in Section 6.03(b) of the Company Disclosure Letter as promptly as practicable. Each of Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws, (ii) give the other party reasonable prior notice of any such filings or submissions and of any substantive communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, substantive communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (D) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all filings, submissions, material correspondence and material communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions and (iv) respond to any inquiry or request from the FTC, the DOJ or any other Governmental Entity as advisable. Parent shall, subject to compliance with its obligations under this Section 6.03, and upon reasonable consultation and good faith collaboration with the Company, lead the process, including, unless otherwise agreed by Parent and the Company, taking the lead in all meetings and communications, in developing strategy and in recommending any appropriate course of action with the objective of obtaining the expiration or termination of the applicable waiting periods or Consents with respect to the Merger or any of the other Transactions by the Outside Date. Without limiting the foregoing, each party hereto shall promptly provide to the other (or the other’s respective advisors) copies of all material correspondence between such party and any Governmental Entity relating to the Transactions. The parties hereto may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c)        In furtherance of the foregoing and subject to the terms and conditions set forth in this Agreement, Parent and Merger Sub agree to use reasonable best efforts to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any other Antitrust Laws that may be required by any Governmental Entity, so as to enable the parties hereto to expeditiously close the Transactions (and in any event by or before the Outside Date). Parent and the Company acknowledge and agree that their obligation to use reasonable best efforts includes negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties or services or businesses of the Company or any Company Subsidiary necessary to eliminate each and every impediment to close the Transactions contemplated hereby prior to the Outside Date (such actions, the “Remedy Actions”); provided that, notwithstanding the foregoing or anything in this Agreement to the contrary, (i) neither Parent nor any of its Affiliates shall be required to proffer, offer, commit to, consent to or agree to or effect any Remedy Action with respect to (A) any assets, products, product lines, properties, services or businesses or portions thereof of Parent or any of its Subsidiaries (other than solely the Company and the Company Subsidiaries, subject to the following clause (B)) or (B) any assets, products, product lines, properties, services or businesses or portions thereof of the Company or any Company Subsidiary if, in the case of this clause (B), any such Remedy Action would, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, and (ii) in no event shall Parent, the Company or their respective Subsidiaries be required to proffer, offer, commit to, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the consummation of the Merger Closing.

(d)         From the Agreement Date until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with the terms set forth in Article VIII, Parent shall not, nor shall Parent permit any of its subsidiaries to, publicly propose, effect or agree to any merger, consolidation, acquisition or similar transaction, in each case, that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the parties’ ability to obtain all clearances, consents, approvals and waivers under the HSR Act or any other Antitrust Laws.

SECTION 6.04    Employee Matters.

(a)          For a period of one year following the Effective Time (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee (i) (x) a base salary (or base hourly wage rate, as applicable) and (y) target cash incentive opportunity that, in each case, is no less favorable than those provided to such Company Employee by the Company or a Company Subsidiary, as applicable, as of immediately prior to the Effective Time and (ii) employee benefits (excluding cash incentive opportunities, equity and equity-based awards, deferred compensation, change in control plans, programs and arrangements, defined benefit pension benefits, and post-employment or retiree welfare benefits) that are substantially comparable in the aggregate to those employee benefits (subject to the same exclusions) provided to such Company Employee by the Company or a Company Subsidiary, as applicable, as of immediately prior to the Effective Time or, at Parent’s election if greater, the employee benefits (subject to the same exclusions) provided to similarly situated new hires of Parent or its Affiliates, it being understood that this Section 6.04(a) shall not require the continuation of any particular benefit plan or the provision of duplicate benefits. Notwithstanding the foregoing, during the Continuation Period, Parent shall, and shall cause the Surviving Corporation to, provide any Company Employee who experiences a termination of employment with severance benefits no less favorable than those in effect pursuant to the Company Benefit Plan applicable to such Company Employee as of the date hereof as set forth on Section 3.11(a) of the Company Disclosure Letter.

(b)         Following the time at which the Company Employees no longer participate in a Company Benefit Plan which is a group health plan following the Effective Time, the Company Employees shall be eligible to participate in a corresponding plan of Parent, the Surviving Corporation or their respective Affiliates, if any (the “Surviving Corporation Plans”), to the same extent as other similarly-situated employees of Parent and its Affiliates. In addition, and without limiting the generality of the foregoing, following the Effective Time, each Company Employee shall be immediately eligible to participate, without any waiting time, in any Surviving Corporation Plans which are group health plans that replace coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time. This Section 6.04 shall not be interpreted to require Parent, the Surviving Corporation or their respective Affiliates to duplicate any benefits that are provided under a Company Benefit Plan or Company Benefit Agreement following the Effective Time or to provide any particular plan or type or level of benefits.

(c)          Without limiting the generality of Section 6.04(a), from and after the Effective Time, Parent shall or shall cause the Surviving Corporation to assume, honor and continue the Company Benefit Plans and Company Benefit Agreements in accordance with their respective terms as in effect as of immediately prior to the Effective Time; provided that this Section 6.04(c) shall not limit the ability of Parent or the Surviving Corporation, as applicable, to amend, modify or terminate any such Company Benefit Plan or Company Benefit Agreement in accordance with its terms as in effect as of immediately prior to the Effective Time, and subject, in the case of a Company Benefit Agreement, to the consent of any affected Company Employee who is party to such a Company Benefit Agreement and without limitation of the provisions of Section 6.04(a). Parent acknowledges that, as of the Effective Time, a “change in control” (or “change of control” or similar defined term, as applicable) shall have occurred for purposes of each Company Benefit Plan and Company Benefit Agreement set forth in Section 6.04(c) of the Company Disclosure Letter in which such definition appears.

(d)         With respect to Surviving Corporation Plans, including any “employee benefit plan,” as defined in Section 3(3) of ERISA (but not including any equity compensation plans), maintained by Parent or any of its subsidiaries, for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company (as well as service with any predecessor employer of the Company or a Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or a Company Subsidiary) shall be treated as service with Parent or an applicable subsidiary; provided that the foregoing service recognition shall not apply to (i) the extent that it would result in duplication of benefits for the same period of services, (ii) any defined benefit pension, retiree benefit welfare benefit plan or other benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (iii) determining years of service under any Parent program that provides for accelerated vesting of equity awards held by qualified retirement-eligible participants based on a formula that takes into account an employee’s age and service with Parent.

(e)          With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use reasonable best efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time, (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time under any Company Benefit Plan in satisfying any analogous deductible or out-of-pocket maximum requirements for the year in which the Effective Time occurs and (iii) waive any waiting period or evidence of insurability requirement that would otherwise be applicable to a Company Employee and their eligible dependents on or after the Effective Time, in each case, to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(f)          With respect to any accrued but unused personal, sick or vacation time to which any Company Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Company Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as applicable (and without duplication of benefits), recognize and allow such Company Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Parent or the Surviving Corporation, as they may be amended from time to time.

(g)         If requested by Parent no later than five (5) Business Days prior to the Merger Closing Date, the Company or the applicable Company Subsidiary shall adopt written resolutions to terminate the Company’s 401(k) plan effective as of the Business Day preceding the Merger Closing Date. The Company shall provide Parent with an advance copy of such proposed resolutions and a reasonable opportunity to comment thereon prior to adoption or execution.

(h)       The Company shall not engage in any broad-based written or oral discussions or communications with any employee, director, officer, or individual service provider of the Company or a Company Subsidiary regarding post-Closing compensation and benefits, without the prior written approval of Parent, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, to the extent a broad-based written or oral discussion or communication has been approved and made in compliance with this Section 6.04(h), no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent broad-based written or oral discussion or communication.

(i)          The provisions of this Section 6.04 are solely for the benefit of the parties hereto, and no provision of this Section 6.04 shall (i) create any third-party beneficiary rights in any Company Employee or any other Person (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any Surviving Corporation Plan or other employee program or any plan or arrangement of Parent or any of its subsidiaries, (ii) be construed to modify, amend or establish any benefit plan, program or arrangement or (iii) in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company or a Company Subsidiary any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company or a Company Subsidiary at any time for any reason whatsoever, with or without cause.

SECTION 6.05    Indemnification.

(a)       All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director or officer of the Company, the Company Subsidiaries or any of its or their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company or a Company Subsidiary that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b)         Without limiting Section 6.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that an Indemnified Party is or was a director or officer of the Company, the Company Subsidiaries or any of its or their respective predecessors or while a director or officer of the Company, the Company Subsidiaries or any of its or their respective predecessors is or was serving, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. The Surviving Corporation’s obligations under this Section 6.05(b) shall continue in full force and effect for the period beginning upon the Effective Time and ending six years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Parent shall cause the Surviving Corporation to perform its obligations under this Section 6.05(b).

(c)        At or prior to the Effective Time, the Company may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Effective Time and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate premium for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”). If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Effective Time and ending six years from the Effective Time, Parent shall either purchase such “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that (i) neither Parent nor the Surviving Corporation shall be required to pay an aggregate premium for such insurance policies in excess of the Maximum Amount and (ii) if the aggregate premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

(d)         In the event that (i) the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.05.

(e)          From and after the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.05 applies without the consent of such affected Indemnified Party. The provisions of this Section 6.05 are, from and after the Effective Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their Representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f)         Parent shall, without requiring a preliminary determination of entitlement of indemnification, advance all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.05, provided that such advancement of expenses shall be made only upon Parent’s receipt of an undertaking by or on behalf of such Indemnified Party to repay all amounts advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified hereunder.

SECTION 6.06   Fees and Expenses. Except as set forth in Section 6.02, Section 6.05, Section 6.08 and Section 8.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Parent shall pay all filing fees required by the HSR Act and any other Antitrust Laws.

SECTION 6.07   Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including in connection with the making of any filings or notifications required under the HSR Act or any other Antitrust Laws in connection with the Transactions described in this Agreement or to respond to any requests for information or documents made by a Governmental Entity investigating the Transactions described in this Agreement), court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange, in which case, the party required to make such press release or public statement shall use its reasonable best efforts to allow the other party a reasonable opportunity to review and comment on such press release or statement in advance of its issuance; provided that the restrictions set forth in this Section 6.07 shall not apply (i) in the event of a dispute between the parties relating to this Agreement or the Transactions, or (ii) to any release, announcement or disclosure made or proposed to be made by the Company with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change that does not violate Section 5.02. Notwithstanding the foregoing, to the extent a press release or public statement has been approved and made in compliance with this Section 6.07, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or public statement. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

SECTION 6.08   Transfer Taxes. Except as provided in Section 2.08(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed with respect to the Transactions shall be paid by the Parent or the Surviving Corporation, and the Company and the Company Subsidiaries shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.09 Stockholder Litigation. During the Pre-Closing Period, the Company shall notify Parent promptly of the commencement or written threat of any Proceedings by or on behalf of one or more stockholders of the Company or any third party, against the Company and/or its directors relating to this Agreement or the Transactions of which it has received notice and shall keep Parent promptly and reasonably informed regarding any such Proceedings. During the Pre-Closing Period, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any such Proceedings, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent (in each case, unless the Company has made an Adverse Recommendation Change or Intervening Event Adverse Recommendation Change, in which case this sentence will continue to apply to the extent such Proceeding does not relate to such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change). In no event shall the Company or a Company Subsidiary enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. In the event of any conflict or overlap between the provisions of this Section 6.09 and Section 5.01 or Section 6.03, this Section 6.09 will control.

SECTION 6.10   Rule 16b-3 Matters. Prior to the Effective Time, the Company shall take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 6.11    Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 6.12   Stock Exchange De-listing. Prior to the Effective Time, the Company and the Company Subsidiaries shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to cause the de-listing of the Company Common Stock from Nasdaq and de-registration of the Company Common Stock under the Exchange Act as promptly as practicable following the Effective Time, which shall include providing Parent with substantially final drafts of any quarterly or annual periodic reports which the Company would be required to file pursuant to the Exchange Act during the 10 days after the Merger Closing Date. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

SECTION 6.13   No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 5.01.

SECTION 6.14   Regulatory and Clinical Matters. Subject to applicable Law and without limiting any of the respective obligations of each party under Section 5.01, Section 6.02 or Section 6.03, during the Pre-Closing Period:

(a)         the Company shall (i) provide notice, as reasonably in advance as practicable under the circumstances, to Parent prior to any requested, proposed, or scheduled meeting with the FDA or any other Regulatory Authority relating to any Company Product and consider in good faith any recommendations with respect thereto timely provided by Parent, and, to the extent permitted by the applicable Regulatory Authority, allow one representative of Parent to attend, as an observer, any such meeting (and, if Parent is unable, is not permitted to or elects not to attend, reasonably promptly provide Parent with a summary report of such meeting), (ii) reasonably promptly inform Parent of, and consider in good faith any recommendations with respect thereto timely provided by Parent, any material written correspondence or other material filing or communication proposed to be submitted or otherwise transmitted to the FDA or any other Regulatory Authority by or on behalf of the Company or a Company Subsidiary relating to any Company Product, (iii) reasonably promptly inform Parent of any material communication (written or oral) with or from the FDA or any other Regulatory Authority relating to any Company Product, (iv) reasonably promptly inform Parent of any reports or other communication of any material safety information (including adverse events of special interest and any serious adverse events as such term is defined or described at 21 C.F.R. 312.32) relating to any Company Product, (v) promptly notify Parent in writing of any written notice, subpoena, civil investigative demand, search warrant, or other written communication from the U.S. Department of Health and Human Services Office of Inspector General, the DOJ, the Centers for Medicare & Medicaid Services, the U.S. Department of Veterans Affairs, or any state Medicaid agency or state attorney general, or any comparable or equivalent Governmental Entity of any non-U.S. jurisdiction, in each case, to the extent relating to alleged or suspected non‑compliance with Health Laws, (vi) keep Parent reasonably apprised of material clinical developments regarding the Company Products, and consider in good faith any recommendations with respect thereto timely provided by Parent, and (vii) comply with the matter set forth on Section 6.14(a) of the Company Disclosure Letter; and

(b)         at the request of Parent, and no more than twice per month, the parties shall meet by videoconference among their respective appropriate personnel (which, in the case of the Company, will be personnel with appropriate expertise in regulatory and clinical matters reasonably selected by the Company) for the purpose of the Company updating Parent on regulatory and clinical matters regarding the Company Products, and the Company shall consider in good faith any recommendations with respect to such matters timely provided by Parent.

SECTION 6.15    Financing Cooperation

(a)        Parent and Merger Sub shall use reasonable best efforts to take, and shall cause each of its Subsidiaries, and use reasonable best efforts to cause their respective Representatives to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing (taking into account the amount of any applicable Replacement Financing) in an amount sufficient, together with available funds, to fund the Required Amount on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (subject to any amendment, replacement, supplement, termination, modification, or waiver permitted therein or herein, it being understood that Parent shall not consent to any Prohibited Modifications), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing required, together with available funds, to pay the Required Amount (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or on such other terms (including under a Permanent Financing (as defined in the Debt Commitment Letter) or, at the Parent’s option, any Replacement Financing) so long as such other terms would not result in a Prohibited Modification, (iii) satisfy on a timely basis all conditions that are within its reasonable control and required to be satisfied by it in the Debt Commitment Letter and the Definitive Agreements and complying with its obligations thereunder and (iv) consummate the Debt Financing in an amount required, together with funds immediately available to Parent, to pay the Required Amount at or prior to the Merger Closing.

(b)        Neither Parent nor Merger Sub shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, the Debt Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing in a manner materially adverse to Parent, (B) reduces the aggregate principal amount of the Debt Financing below the amount, together with funds immediately available to Parent, necessary to satisfy the Required Amount, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or (D) would otherwise reasonably be expected to prevent, materially impair, materially impede or materially delay the consummation of the Merger and the other transactions contemplated hereby (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); provided that the Debt Commitment Letter may be amended to add additional lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification, or (ii) terminate or cause the termination of the Debt Commitment Letter or any Definitive Agreement, in each case, other than replacements or reductions of the Debt Commitment Letter in connection with any Replacement Financing or any Permanent Financing issued or incurred in lieu of all or a portion of any facility contemplated by the Debt Commitment Letter, so long as such Permanent Financing does not include any Prohibited Modifications. Parent shall, upon the Company’s written request, promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Debt Commitment Letter and/or Definitive Agreements.

(c)         In the event that any portion of the Debt Financing required to pay the Required Amount becomes unavailable or Parent elects in its sole discretion to replace the Debt Financing with alternative or other financing, Parent shall (i) promptly notify the Company in writing of such unavailability or election and (ii) use reasonable best efforts, and cause each of its Subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Replacement Financing”) in an amount sufficient, when taken together with the other funds immediately available to Parent, to pay the Required Amount, and which does not include any Prohibited Modifications. Parent shall provide the Company with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of which Parent or Merger Sub becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of any provision thereof. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing, including any Replacement Financing.

(d)        To the extent Parent obtains Permanent Financing or Replacement Financing or amends, replaces, supplements, modifies or waives any of the Debt Commitment Letter or the Definitive Agreements, in each case pursuant to this Section 6.15, references to the “Debt Financing,” “Debt Financing Entities,” “Financing Parties,” “Debt Commitment Letter,” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Permanent Financing or Replacement Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Debt Financing, as applicable, as so amended, replaced, supplemented, modified or waived.

(e)        Prior to the Merger Closing, the Company shall, and shall cause the Company Subsidiaries and its or their respective Affiliates and Representatives to, use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, customary cooperation reasonably requested by Parent in connection with the Debt Financing, including using reasonable best efforts to (i) furnish Parent, as promptly and as reasonably practicable, all historical financial and other pertinent information relating to the Company and the Company Subsidiaries, in each case, that is not already publicly available in the Company SEC Documents and is reasonably required in connection with the marketing documentation for the Debt Financing (it being understood that the Company’s obligation to furnish such financial information pursuant to this clause (i) shall be limited to information of the type and form included in the Company SEC Documents, and shall not include any obligation to prepare or provide any financial information that is not and would not be required to be included in the Company SEC Documents) and (ii) furnish such other non-public information reasonably requested by Parent in connection with any marketing, syndication and arrangement of the Debt Financing or rating thereof, including “know your customer” information and information related to anti-money laundering rules and regulations including the USA PATRIOT Act (solely to the extent requested by Parent in writing at least nine (9) Business Days prior to the Merger Closing Date). The Company hereby consents to the use of its and the Company Subsidiaries’ logos in marketing materials prepared in connection with the Debt Financing; provided that such logos are used in a manner that is not expected to harm or disparage the Company or any Company Subsidiary in any respect.

(f)        Notwithstanding the foregoing Section 6.15(e), (i) such requested cooperation shall not unreasonably disrupt or interfere with the ongoing business or operations of the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary shall be required to bear any cost or out-of-pocket expense, pay any commitment or other fee or incur any other liability or obligation or agree to provide any indemnity in connection with any actions described in Section 6.15(e), (iii) neither the Company nor any Company Subsidiary shall be required to enter into or approve any agreement or other documentation in connection with the Debt Financing or any other financing if such agreement or other documentation would be effective with respect to the Company or any Company Subsidiary prior to the Merger Closing, (iv) neither the Company nor any Company Subsidiary shall be required to approve or authorize the Debt Financing or any other financing prior to the Merger Closing, (v) neither the Company nor any Company Subsidiary shall be required to take any action that would conflict with or violate or result in a default or breach under any provision of any of the certificate of incorporation, bylaws, or similar organization documents of the Company or the Company Subsidiaries or any applicable Law or any Material Contract, (vi) neither the Company nor any Company Subsidiary shall be required to take or permit the taking of any action that would reasonably be expected to result in personal liability to any of the Company’s or the Company Subsidiaries’ Representatives, (vii) the Company shall not be obliged to provide any information which (A) would result in the loss or waiver of any attorney-client privilege of the Company or any Company Subsidiary or (B) would contravene any applicable Law (provided that the Company and the Company Subsidiaries shall use commercially reasonable efforts to make substitute arrangements or permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege), (viii) neither the Company nor any Company Subsidiary shall be required to prepare, provide or assist in the preparation of any pro forma financial statements, pro forma financial information, pro forma adjustments, financial projections, risk factors, or other forward-looking financial information, (ix) no Representative of the Company or any Company Subsidiary shall be required to execute or deliver any certificate, legal opinion, board resolution or other document in connection with the Debt Financing or any other financing that would be effective prior to the Merger Closing (other than customary authorization letters and customary representation as may be reasonably requested by Parent or its financing sources in connection with any such financing) and (x) neither the Company nor any Company Subsidiary shall be required to take any other action that would cause any representation or warranty in this Agreement or any other related agreements or documents to be breached or any condition to the Merger Closing hereunder or thereunder to fail to be satisfied;

(g)        Parent shall indemnify, defend and hold harmless each of the Company and the Company Subsidiaries from and against any and all liabilities, losses, damages, claims, costs and expenses suffered or incurred by them in connection with their performance of their respective obligations under this Section 6.15 and the provision of any information utilized in connection therewith (other than information provided by or on behalf of the Company or any Company Subsidiary), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by, the Company, any Company Subsidiary or any of their respective Representatives (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Parent shall, promptly upon written request of the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any Company Subsidiary in connection with the cooperation required by this Section 6.15.

(h)         Each of Parent and Merger Sub acknowledges and agrees that obtaining the Debt Financing or any other financing contemplated by this Section 6.15 is not a condition to its obligations under this Agreement. If the Debt Financing or any such other financing has not been obtained, each of Parent and Merger Sub shall subject to the terms and conditions of this Agreement, continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the Transactions contemplated by this Agreement.

(i)           Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that a breach by the Company of any of its obligations under Section 6.15(e) shall not constitute or give rise to the failure of the condition set forth Section 7.02(b) to be satisfied or give rise to any right to terminate this Agreement pursuant to Section 8.01(d) unless the Company’s breach of its obligations under Section 6.15(e) is material and the proximate cause of the Debt Financing, any Replacement Financing or any Permanent Financing not being obtained.

ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER

SECTION 7.01    Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a)          Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)         Regulatory Approval. The waiting period under the HSR Act applicable to the consummation of the Merger shall have either expired or been terminated, and the waiting periods, approvals, clearances and consents listed in Section 7.01(b) of the Company Disclosure Letter shall have terminated, expired or been obtained, as applicable.

(c)        No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger (in each case, whether temporary, preliminary or permanent in nature) shall be in effect.

SECTION 7.02    Conditions to Parent and Merger Sub’s Obligation. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a)          Representations and Warranties.

(i)         Any representation or warranty of the Company set forth in Article III (other than those set forth in Sections 3.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), 3.02(a), (c) and (d) (Capital Structure), 3.03 (Subsidiaries; Equity Interests), 3.04 (Authority; Execution and Delivery; Enforceability), 3.08(a) (Absence of Certain Changes or Events), 3.21 (Brokers and Other Advisors), and 3.23 (Opinions of Financial Advisors)) shall be true and correct at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”).

(ii)        Any representation or warranty of the Company set forth in Sections 3.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 3.02(c) and (d) (Capital Structure), 3.03 (Subsidiaries; Equity Interests), 3.04 (Authority; Execution and Delivery; Enforceability), 3.21 (Brokers and Other Advisors), and 3.23 (Opinions of Financial Advisors) shall be true and correct in all material respects at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date).

(iii)       Any representation or warranty of the Company set forth in Section 3.02(a) (Capital Structure) shall be true and correct other than in de minimis respects at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date).

(iv)         The representation or warranty of the Company set forth in Section 3.08(a) (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the Agreement Date and at and as of the Merger Closing Date.

(b)         Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the obligations it is required to comply with or to perform on or before the Merger Closing Date under this Agreement.

(c)        Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any change, event, condition, development, circumstance, state of facts, effect or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect which is continuing.

(d)         Officer’s Certificate. Parent shall have received from the Company a certificate, dated as of the Merger Closing Date and signed by an executive officer of the Company, certifying to the effect that conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

SECTION 7.03   Conditions to the Company’s Obligation. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a)           Representations and Warranties.

(i)           Any representation or warranty of Parent and Merger Sub set forth in Article IV (other than those set forth in Section 4.01 (Organization, Standing and Power) and Section 4.03 (Authority; Execution and Delivery; Enforceability)) shall be true and correct at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”).

(ii)         Any representation or warranty of Parent and Merger Sub set forth in Section 4.01 (Organization, Standing and Power) and Section 4.03 (Authority; Execution and Delivery; Enforceability) shall be true and correct in all material respects at and as of the Agreement Date and at and as of the Merger Closing Date, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date).

(b)         Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have complied with or performed in all material respects the obligations it is required to comply with or to perform on or before the Merger Closing Date under this Agreement.

(c)        Officer’s Certificate. The Company shall have received from Parent a certificate, dated as of the Merger Closing Date and signed by an executive officer of Parent, certifying to the effect that conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01    Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding adoption of this Agreement by Holdings as sole stockholder of Merger Sub:

(a)          by mutual written consent of Parent, Merger Sub and the Company;

(b)          by either Parent or the Company:

(i)          if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern time, on the date which is six (6) months from the Agreement Date (the “Outside Date”) provided that if on the Outside Date all of the conditions to Closing, other than the conditions set forth in Section 7.01(b) or Section 7.01(c) (but only to the extent the applicable Legal Restraint relates to the Antitrust Laws of a jurisdiction to which the condition set forth in Section 7.01(b) relates), shall have been satisfied or, in the case of conditions that by their nature are to be satisfied at the Merger Closing, shall be capable of being satisfied at such time, the Outside Date shall be automatically extended for a period of three (3) months, and any references to the Outside Date herein shall be a reference to the Outside Date as so extended; and provided further that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party hereto if the failure of the Effective Time to occur on or before the Outside Date is primarily due to a material breach of this Agreement by such party; or

(ii)         if any Legal Restraint permanently preventing or prohibiting the consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 6.03 in respect of any such Legal Restraint;

(c)        by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholder Meeting (as such meeting may be adjourned or postponed in accordance with Section 6.01(b)) at which the vote was taken in respect of this Agreement and the Merger;

(d)        by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(b) and (ii) has not been cured (or by its nature is incapable of being cured) prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement;

(e)        by Parent, if an Adverse Recommendation Change or Intervening Event Adverse Recommendation Change has occurred;

(f)       by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement (without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect), which breach or failure to perform (i) would result in the failure of any of the conditions set forth in Section 7.03(a) or Section 7.03(b) and (ii) has not been cured (or by its nature is incapable of being cured) prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided that the Company is not then in material breach of this Agreement; or

(g)        by the Company, if (i) the Company Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) such Superior Company Proposal did not result from a material breach of the Company’s obligations under Section 5.02 and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee due under Section 8.03(a) that is payable if this Agreement is terminated pursuant to this Section 8.01(g).

The party hereto desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

SECTION 8.02    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except that nothing herein shall relieve any party hereto from liability or damages that result from Fraud or the Willful Breach by a party hereto of any representation, warranty, covenant or obligation set forth in this Agreement, in which case such party shall be liable to the other party hereto for damages which shall include, in the case of a breach by Parent or Merger Sub, liability to the Company for loss of economic benefits to the Company, including as a result of any foregone opportunities, or damages based on lost stockholder premium or other economic entitlement the holders of Company Common Stock would be entitled to receive pursuant to the terms of this Agreement if the transactions contemplated hereby were consummated in accordance with the terms of this Agreement), the last sentence of Section 6.02, Section 6.06, Section 6.15(g), this Section 8.02, Section 8.03 and Article IX, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VII in accordance with Section 2.02 will be deemed to constitute a Willful Breach of a covenant of this Agreement.

SECTION 8.03    Termination Fees.

(a)           The Company shall pay to Parent a fee of $350,474,425 (the “Company Termination Fee”) if:

(i)           the Company terminates this Agreement pursuant to Section 8.01(g);

(ii)          Parent terminates this Agreement pursuant to Section 8.01(e); or

(iii)        (A) after the Agreement Date, a bona fide Company Takeover Proposal is proposed or announced or shall have become known to the Company Board and such Company Takeover Proposal is not withdrawn (x) in the case of this Agreement being subsequently terminated pursuant to Section 8.01(b)(i), prior to the date that is two (2) Business Days prior to the Outside Date or (y) in the case of this Agreement being subsequently terminated pursuant to Section 8.01(d), prior to the time of the breach giving rise to such termination, (B) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 8.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 8.01(b)(i)); (y) Parent or the Company pursuant to Section 8.01(c); or (z) Parent pursuant to Section 8.01(d) as a result of a breach by the Company of a covenant in this Agreement, and (C) within 12 months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive acquisition agreement with respect to any Company Takeover Proposal that is subsequently consummated (whether such consummation occurs during or after such 12-month period).

For purposes of this Section 8.03(a), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii), within two (2) Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two (2) Business Days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b)         Acceptance by Parent of the fee due under Section 8.03(a)(i) shall constitute acceptance by Parent of the validity of the termination of this Agreement under Section 8.01(g). In the event the Company Termination Fee described in this Section 8.03 is paid to Parent in accordance with Section 8.03(a), such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for Fraud or its Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 8.03(a) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee, the Company shall pay to Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(c)         Each of the parties hereto acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

SECTION 8.04    Amendment; Extension; Waiver.

(a)          This Agreement may be amended by the parties hereto at any time prior to the Effective Time. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement.

(b)        This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement pursuant to Section 8.01 shall not require the approval of the stockholders of the Company or Holdings as sole stockholder of Merger Sub.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.01    No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

SECTION 9.02   Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

(a)          if to Parent or Merger Sub, to

Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, MA 02210
Attention:	***
Email:	***

with a copy (which shall not constitute notice) to:

Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, MA 02210
Attention:	***

***
***
Email:	***
***
***

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 Clarendon Street
Boston, Massachusetts 02116
Attention:	Graham Robinson, P.C.
Laura P. Knoll, P.C.
Merric Kaufman
Email:	graham.robinson@kirkland.com
laura.knoll@kirkland.com
merric.kaufman@kirkland.com

(b)          if to the Company, to

Crinetics Pharmaceuticals, Inc.
6055 Lusk Boulevard
San Diego, CA 92121
Attention:	***
***
Email:	***
***

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
Attention:	Krishna Veeraraghavan
Stan Richards
Email:	kveeraraghavan@paulweiss.com
srichards@paulweiss.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 200
San Diego, CA 92130
Attention:	Jim Krenn
Spencer Klein
Joseph Sulzbach

Email:	JKrenn@mofo.com
SpencerKlein@mofo.com
JSulzbach@mofo.com

SECTION 9.03    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 9.04   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.05    Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a)         This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement) and the Confidentiality Agreement (including all Exhibits, Annexes or Schedules thereto) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 6.05 and Section 9.12, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, (x) following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder and the provisions of Section 2.09 shall be enforceable by holders of awards under the Company Stock Plans and (y) the Company shall have the right, on its own behalf and, to the fullest extent permitted by Section 261(a)(2) of the DGCL, as representative on behalf of the holders of Company Common Stock and the holders of awards under the Company Stock Plans (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 9.08 or, if specific performance is not sought or granted as a remedy, damages to the fullest extent permitted by Section 261(a)(1) of the DGCL (which shall include, among other things, the loss of economic benefits to the Company and/or its stockholders, including as a result of foregone opportunities, or damages based on lost premium or other economic entitlement the holders of Company Common Stock would be entitled to receive pursuant to the terms of this Agreement if the transactions contemplated hereby were consummated in accordance with the terms of this Agreement, and may be based on the benefit of the bargain lost by such holders) in the event of a breach by Parent or Merger Sub of this Agreement, it being agreed that (i) in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have, to the fullest extent permitted by Law, the sole and exclusive authority to take action on behalf of such stockholders, as representative of such holders and (ii) the Company may retain, without distribution to the holders of Company Common Stock and the holders of awards under the Company Stock Plans, any damages received.

(b)         Except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article III.

(c)        Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

SECTION 9.06   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.07   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any purported assignment in violation of this provision shall be void; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided, further, that any such assignment shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 9.08    Specific Enforcement; Jurisdiction.

(a)        The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 9.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 9.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b)        Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 9.02 (provided that nothing in this Section 9.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 9.09  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.09.

SECTION 9.10   Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

SECTION 9.11    Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

SECTION 9.12   Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company hereby agrees: (a) that any suit, legal action or proceeding, whether in law or in equity, whether in contract, in tort or otherwise, directly involving any Person (other than Parent, Merger Sub or any Affiliate thereof) that is an agent, arranger, lender or underwriter of, or otherwise a third party counterparty of Parent or Merger Sub with respect to any actual or potential Debt Financing or other financing or any Affiliate of any such Person (collectively, including the Debt Financing Entities, with each of their respective Representatives acting as such, the “Financing Parties”), in each case, arising out of or relating to this Agreement, the Debt Financing or other financing or any of the agreements entered into in connection with the Debt Financing or other financing or any transaction contemplated hereby or thereby or the performance of any services thereunder (any such suit, legal action or proceeding, a “Financing Party Action”) shall be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York and any appellate court thereof (and each party hereto irrevocably submits itself and its property with respect to any Financing Party Action to the exclusive jurisdiction of such court); (b) that any Financing Party Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state); provided, however, that notwithstanding the foregoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (B) the determination of the accuracy of any “acquired business representation” (as such term or similar term may be defined in the documentation relating to the Debt Financing or other financing) and whether as a result of any inaccuracy thereof Parent, Merger Sub or any of their respective Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 8.01(d) or decline to consummate the Closing as a result thereof pursuant to Section 7.02(a) and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction; (c) not to bring or support, or permit any of its controlled Affiliates to bring or support, any Financing Party Action against any Financing Party in any forum other than any federal or state court in the County of New York, New York; (d) that it irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Party Action in any such court; (e) that it knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Financing Party Action brought against the Financing Parties; (f) that none of the Financing Parties will have any liability to the Company or to its respective Affiliates relating to or arising out of this Agreement, the Debt Financing or other financing, any agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (it being understood that nothing in this clause (f) shall affect the obligations of Parent, Merger Sub and their Affiliates under this Agreement); and (g) that (and each other party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, the provisions of this Section 9.12, which provisions shall not be amended in a manner adverse to any Financing Party without its prior written consent.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ Reshma Kewalramani
Name:	Reshma Kewalramani
Title:	Chief Executive Officer

CLARK MERGER SUB, INC.

By:	/s/ Charles F. Wagner, Jr.
Name:	Charles F. Wagner, Jr.
Title:	Treasurer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

CRINETICS PHARMACEUTICALS, INC.

By:	/s/ R. Scott Struthers
Name:	R. Scott Struthers
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CRINETICS PHARMACEUTICALS, INC.

FIRST: The name of the corporation is Crinetics Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $0.001.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)	The directors shall have concurrent power with the stockholders to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

(3)
The number of directors constituting the Corporation’s Board of Directors shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

(4)
Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors and officers for breaches of fiduciary duty, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

(5)
In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and the Bylaws; provided, however, that no Bylaws hereafter adopted, amended or repealed by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been so adopted, amended or repealed.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

SEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Certificate of Incorporation or the Bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH. If any provision or provisions of this Article SEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article SEVENTH (including, without limitation, each portion of any sentence of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.